                                                                   Exhibit 10.16




                       -----------------------------------

                            STOCK PURCHASE AGREEMENT

                                     between

                                  Laporte Inc.

                                       and

                       Sovereign Specialty Chemicals, L.P.

                                  May 22, 1997

                       -----------------------------------

                                TABLE OF CONTENTS
                                                                            Page

ARTICLE I  PURCHASE AND SALE OF SHARES .....................................   1

   1.1  Purchase and Sale ..................................................   1

   1.2  Purchase Price and Payment .........................................   1

   1.3  Closing ............................................................   2

   1.4  Deliveries at the Closing ..........................................   3

   1.5  Closing Date Balance Sheet; Adjustment Amount ......................   4

   1.6  Books and Records ..................................................   6

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF SELLER .......................   7

   2.1.1  Organization and Good Standing ...................................   7

   2.1.2  Subsidiaries .....................................................   7

   2.1.3  Capitalization ...................................................   8

   2.1.4  Authority, Approvals and Consents ................................   8

   2.1.5  Financial Statements .............................................  10

   2.1.6  Absence of Undisclosed Liabilities ...............................  11

   2.1.7  Absence of Material Adverse Change; Conduct of Business ..........  11

   2.1.8  Taxes ............................................................  13

   2.1.9  Legal Matters ....................................................  15

   2.1.10  Property ........................................................  16

   2.1.11  Material Contracts ..............................................  18

   2.1.12  Employees; Labor Relations ......................................  19

   2.1.13  Benefit Plans ...................................................  20


                                       (i)

                                TABLE OF CONTENTS
                                   (Continued)

   2.1.14  Environmental Matters ...........................................  21

   2.1.15  Transactions with Affiliates ....................................  22

   2.1.16  Intellectual Property ...........................................  23

   2.1.17  Brokers .........................................................  24

   2.1.18  Insurance .......................................................  24

   2.2.1  No Other Representations or Warranties ...........................  24

   2.2.2  Environmental Matters ............................................  25

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF BUYER .......................  26

   3.1  Incorporation of Buyer .............................................  26

   3.2  Power; Authorization; Consents .....................................  26

   3.3  Brokers ............................................................  28

   3.4  Investment Intent of Buyer .........................................  28

   3.5  Financing; Equity ..................................................  28

ARTICLE IV  COVENANTS ......................................................  28

   4.1  Access; Confidentiality ............................................  28

   4.2  Announcements ......................................................  30

   4.3  Conduct of Business Prior to the Closing ...........................  30

   4.4  Consents; Cooperation ..............................................  31

   4.5  Use of Name ........................................................  32

   4.6  Notification of Certain Matters ....................................  34

   4.7  Covenant Not To Compete ............................................  35

   4.8  Hart-Scott-Rodino ..................................................  36

   4.9  Retention of Books and Records .....................................  37


                                      (ii)

                                TABLE OF CONTENTS
                                   (Continued)

   4.10  Cash Management Agreement .........................................  37

   4.11  Permits ...........................................................  38

   4.12  Tamms Agreements ..................................................  38

   4.13  Audited Financial Statements ......................................  38

   4.14  Stay-On Bonuses ...................................................  39

   4.15  Intercompany Debt .................................................  40

   4.16  Guarantees and Letters of Credit ..................................  40

   4.17  Confidentiality ...................................................  40

   4.18  Deferred Consideration ............................................  41

   4.19  Further Assurances ................................................  41

ARTICLE V  CONDITIONS TO THE OBLIGATIONS OF BUYER ..........................  41

   5.1  Representations and Warranties; Covenants; Material Adverse Change .  41

   5.2  HSR Waiting Period; Consents .......................................  42

   5.3  Opinion of Seller's Counsel ........................................  42

   5.4  Absence of Litigation ..............................................  43

   5.5  Environmental Survey ...............................................  43

   5.6  Audited Financial Statements .......................................  43

ARTICLE VI  CONDITIONS TO THE OBLIGATIONS OF SELLER ........................  44

   6.1  Representations and Warranties; Covenants ..........................  44

   6.2  HSR Waiting Period; Consents .......................................  44

   6.3  Opinion of Buyer's Counsel .........................................  45

   6.4  Absence of Litigation ..............................................  45

   6.5  Environmental Survey ...............................................  45


                                      (iii)

                                TABLE OF CONTENTS
                                   (Continued)

ARTICLE VII  TERMINATION ...................................................  46

   7.1  Termination ........................................................  46

   7.2  Effect of Termination ..............................................  48

ARTICLE VIII  SURVIVAL AND INDEMNIFICATION .................................  49

   8.1  Survival ...........................................................  49

   8.2  Indemnification Obligations of Seller ..............................  49

   8.3  Indemnification Obligations of Buyer ...............................  50

   8.4  Limitations on Indemnification .....................................  51

   8.5  Payment; Insurance .................................................  57

   8.6  Procedure ..........................................................  57

   8.7  Special Indemnification Procedures for Environmental Matters .......  58

   8.8  Further Limitations on Indemnification .............................  60

ARTICLE IX  TAX AND EMPLOYEE MATTERS .......................................  61

   9.1  Certain Tax Matters ................................................  61

   9.2  Employee Matters ...................................................  67

ARTICLE X  MISCELLANEOUS ...................................................  71

   10.1  Expenses ..........................................................  71

   10.2  Headings ..........................................................  71

   10.3  Notices ...........................................................  72

   10.4  Assignment ........................................................  73

   10.5  Entire Agreement ..................................................  74

   10.6  Amendment; Waiver .................................................  74

   10.7  Counterparts ......................................................  74


                                      (iv)

                                TABLE OF CONTENTS
                                   (Continued)

   10.8  Governing Law .....................................................  74

   10.9  Severability ......................................................  74

   10.10  Specific Performance .............................................  75

   10.11  Consent to Jurisdiction ..........................................  75

   10.12  Third Person Beneficiaries .......................................  76

   10.13  Representations and Warranties; Schedules ........................  77


EXHIBITS
--------
Exhibit A         Certain Definitions
Exhibit B         Form of Promissory Note
Exhibit C         List of Certain Entities
Exhibit D         Stay-On Bonus Agreements
Exhibit E         Description of Existing Tamms Litigation

SCHEDULES
---------
Schedule 1.2             Allocation of Purchase Price to Shares
Schedule 2.1.1           Jurisdictions of Qualification
Schedule 2.1.2           Subsidiaries
Schedule 2.1.3           Capitalization
Schedule 2.1.4           Authority, Approvals and Consents
Schedule 2.1.5           Unaudited Financial Statements; Exceptions to GAAP
Schedule 2.1.6           Undisclosed Liabilities
Schedule 2.1.7           Changes Since December 31, 1996
Schedule 2.1.8           Tax Matters
Schedule 2.1.9           Legal Matters
Schedule 2.1.10(a)       Owned Property
Schedule 2.1.10(b)       Leases
Schedule 2.1.10(d)       Title to Personal Property
Schedule 2.1.10(e)       Condition of Property
Schedule 2.1.11          Material Contracts
Schedule 2.1.12          Collective Bargaining Agreements
Schedule 2.1.13          Employee Benefit Plans
Schedule 2.1.14          Environmental Matters


                                       (v)

                                TABLE OF CONTENTS
                                   (Continued)

Schedule 2.1.15          Transactions with Affiliates
Schedule 2.1.16          Intellectual Property
Schedule 3.2             Authority, Approvals and Consents Required--Buyer
Schedule 4.1             Scope of Environmental Investigation
Schedule 8.2             Certain Environmental Liabilities


                                      (vi)

                            STOCK PURCHASE AGREEMENT

      THIS AGREEMENT dated this 22nd day of May, 1997, by and between (i) Laporte Inc., a Delaware corporation ("Seller"), and (ii) Sovereign Specialty Chemicals, L.P., a Delaware limited partnership ("Buyer").

      Buyer desires to purchase and Seller desires to cause the sale by certain of its subsidiaries of all outstanding shares of common stock of Laporte Construction Chemicals North America, Inc., an Illinois corporation ("LCCNA"), Mercer Products Company, Inc., a New Jersey corporation ("Mercer"), and Evode-Tanner Industries, Inc., a New Hampshire corporation ("Evode"), which shares are owned by wholly-owned subsidiaries of Seller, on the terms and conditions hereinafter set forth. Certain terms used herein and in the Schedules hereto are defined in Exhibit A.

      Accordingly, in consideration of the premises and of the respective covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

      1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will cause Rockwood and Evode U.S.A. to sell to Buyer, and Buyer will purchase from Rockwood and Evode U.S.A., all of the Shares.

      1.2 Purchase Price and Payment. As the purchase price for the Shares, Buyer agrees to pay to Seller an amount equal to (x) One hundred thirty-six million United States Dollars ($136,000,000), plus (y) the amount, if any, by which Closing Working Capital exceeds, or minus the amount, if any, by which Closing Working Capital is less than, $14,115,000 (the

"Purchase Price"). The Purchase Price will be payable in cash at the Closing, except that $3,000,000 of the Purchase Price allocable to the LCCNA Shares will be payable by delivery to Rockwood of an unsecured, subordinated (to the extent provided therein) promissory note (the "Note") in the form of Exhibit B. Buyer will be the maker of the Note, except that if a subsidiary of Buyer is the actual purchaser of the LCCNA Shares in accordance with Section 10.4, such subsidiary shall be the maker of the Note and Buyer shall guarantee the performance of such subsidiary's obligations under the Note pursuant to an instrument in form and substance satisfactory to Seller. The Purchase Price will be allocated among the Shares in accordance with Schedule 1.2.

      1.3 Closing. Subject to the conditions set forth in Articles V and VI of this Agreement, the parties will be required to consummate the purchase and sale of the Shares pursuant to this Agreement (the "Closing") at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, N.Y. 10004 on the later of (i) such date as is agreed by Buyer and Seller in their sole discretion, (ii) August 14, 1997, which date shall be extended by the number of days, if any, that the audited financial statements to be delivered pursuant to
Section 4.13 are delivered in compliance with such Section 4.13 after May 31, 1997, and (iii) the fifth business day after the date on which all conditions to the obligations of Buyer and Seller under Articles V and VI of this Agreement (other than those requiring an exchange of a certificate, opinion or other document, or the taking of other action, at the Closing) shall have been satisfied or waived. The date on which the Closing is to occur is herein referred to as the "Closing Date". The Closing will be effective as of the start of business on the Closing Date.

      1.4 Deliveries at the Closing. Subject to the provisions of Articles V and VI hereof, at the Closing:

            (a) The following deliveries will be made by Seller to Buyer:

                  (i) certificates representing all Shares accompanied by stock powers executed in blank, with all necessary stock transfer and other documentary stamps attached;

                  (ii) except as Buyer may otherwise specify to Seller in writing prior to the Closing, the written resignation of each director and officer of the Companies who is not a full time employee of the Companies (or such officers or directors shall have been otherwise removed), and the stock transfer and minute books of the Companies; and

                  (iii) all opinions, certificates, consents and other instruments and documents contemplated under Article V to be delivered by Seller at or prior to the Closing; and

            (b) The following deliveries will be made by Buyer to Seller:

                  (i) an amount equal to the Estimated Purchase Price, minus $3,000,000, in immediately available funds by wire transfer to a bank account designated by Seller in a written notice delivered to Buyer at least two (2) business days prior to the Closing,

                  (ii) the Note, duly executed by Buyer (or a subsidiary of Buyer, if required pursuant to Section 1.2) and, if the Note is executed by a subsidiary of Buyer, a guarantee of Buyer in accordance with Section 1.2, and

                  (iii) all opinions, certificates and other instruments and documents contemplated under Article VI to be delivered by Buyer at or prior to the Closing.

      1.5 Closing Date Balance Sheet; Adjustment Amount.

            (a) Seller shall deliver to Buyer at least two (2) business days prior to the Closing Date a statement (the "Estimated Closing Statement") setting forth its good faith estimate of the amount of Closing Working Capital and a calculation of the Purchase Price as if Seller's estimate of Closing Working Capital set forth on the Estimated Closing Statement were the actual amounts of such items. The Purchase Price as so estimated is referred to as the "Estimated Purchase Price".

            (b) The parties shall jointly conduct a physical count of inventory of the Companies as of the Closing Date within one business day of the Closing Date or during such other period as Buyer and Seller shall reasonably agree. No later than the date that is ninety (90) days after the Closing Date, Buyer will, at Buyer's expense, cause Ernst & Young, LLP ("EY") to prepare and deliver to Seller and Buyer a statement of its calculation of Closing Working Capital and the Purchase Price in accordance with its audit of the books and records of the Companies as of the Closing Date (the "Final Closing Statement") together with an audited combined balance sheet of the Companies as of the Closing Date (the "Preliminary EY Balance Sheet") and its calculation of the amount, if any, of Excess Liabilities. The Preliminary EY Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with the application of accounting principles in the preparation of the Audited Balance Sheet.

            (c) Buyer shall make available to Seller and its representatives the work papers used by it and EY in determining Closing Working Capital and preparing the Final Closing Statement and Preliminary EY Balance Sheet, and shall make available to Seller on a reasonable basis those employees and representatives (including employees of EY) who participated in such determination and preparation to discuss and explain such determination and preparation. Seller shall notify Buyer in writing within thirty (30) days after Seller's receipt of the Final Closing Statement and Preliminary EY Balance Sheet that it accepts the Final Closing Statement, Preliminary EY Balance Sheet and EY's calculation of Closing Working Capital and Excess Liabilities or that there is a dispute as to an item reflected thereon or as to the calculation of Closing Working Capital or Excess Liabilities. Such notice will set forth Seller's objections, if any, to the Final Closing Statement, Preliminary EY Balance Sheet and calculation of Closing Working Capital or Excess Liabilities in reasonable detail. The parties will use all reasonable efforts to resolve any such dispute, but if such dispute cannot be resolved by the parties within forty-five (45) days after Seller gives notice of such dispute, it shall be referred to a big six accounting firm that is reasonably acceptable to both Buyer and Seller (the "Selected Accountants") for determination. The determination of the Selected Accountants shall be conclusive and binding on each party. The Selected Accountants' determination of Closing Working Capital shall be not greater than Seller's position and not less than Buyer's position as to the correct amount of Closing Working Capital and shall be made in accordance with the terms of this Agreement. At the time the Selected Accountants are engaged, each of Seller and Buyer shall submit to the Selected Accountants its position as to the correct amount of Closing Working Capital. The fees and expenses of the Selected Accountants in respect of the determination of Closing Working Capital shall be borne by the party whose position submitted to the Selected Accountants at the time of their engagement as to the correct amount of Closing Working Capital is further from the determination of the Selected Accountants and the fees and expenses of the Selected Accountants in respect of any dispute as to the Preliminary EY Balance

Sheet and the calculation of Excess Liabilities shall be borne in equal shares by Seller and Buyer. The Preliminary EY Balance Sheet, after giving effect to such changes therein as are agreed upon by the parties in their sole discretion and such changes as are determined by the Selected Accountants pursuant to this paragraph (C) is referred to herein as the "EY Balance Sheet".

            (d) If the parties are disputing the final calculation of the Purchase Price, to the extent part of any payment that would be payable pursuant to this paragraph (d) is not in dispute, the payor shall pay the amount not in dispute on the date the payment would otherwise be due but for such dispute by wire transfer of immediately available funds to an account designated by the recipient at least two business days prior to the date of such payment. If the Purchase Price as finally determined exceeds the Estimated Purchase Price, Buyer shall pay to Seller an amount equal to the difference (reduced by payments on account of such difference theretofore made by Buyer to Seller). If the Purchase Price as finally determined is less than the Estimated Purchase Price, Seller shall pay to Buyer an amount equal to the difference (reduced by payments on account of such difference theretofore made by Seller to Buyer). Any such payment pursuant to the preceding two sentences will be made by wire transfer of immediately available funds, to an account designated by the recipient, on the later of (i) the second business day after acceptance by Seller of the Final Closing Statement or (ii) the second business day following resolution (as contemplated by paragraph (C) above) of any dispute concerning the Final Closing Statement.

            (e) Following the Closing, Buyer will cause the Companies to reasonably cooperate with Seller in the preparation for Seller of such financial statements of the Companies as and for the period ending the Closing as Seller shall reasonably request.

      1.6 Books and Records. Following the Closing, Seller will make available to Buyer on a reasonable basis (whether by delivery of originals or copies) books and records in its possession regarding the operations of the Companies prior to Closing.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      2.1 Seller hereby represents and warrants to Buyer as follows:

      2.1.1 Organization and Good Standing. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware. LCCNA, Mercer and Evode are corporations validly existing and in good standing under the laws of the States of Illinois, New Jersey and New Hampshire, respectively.
Schedule 2.1.1 lists each state in which the Companies are qualified to do business. Except as set forth on Schedule 2.1.1, each Company is duly qualified to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such failures to be so qualified and in good standing which individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect. Except as set forth on
Schedule 2.1.1, each Company has the corporate power and corporate authority to own or lease the assets and properties owned or leased by it and to carry on its business as now being conducted. Seller has made available to Buyer true and complete copies of each Company's articles of incorporation and all amendments thereto to the date of this Agreement and each Company's by-laws as in effect on the date of this Agreement.

      2.1.2 Subsidiaries. Except as set forth on Schedule 2.1.2, the Companies do not own, directly or indirectly, any equity or voting interest in any other Person, and have no agreement or commitment to purchase any such interest.

      2.1.3 Capitalization. The authorized capital stock of each Company and the number of shares of such stock that are issued and outstanding are set forth on
Schedule 2.1.3. The Shares have been validly authorized and issued, are fully paid and nonassessable and have not been issued in violation of any preemptive rights or of any federal or state securities laws. Except as contemplated by this Agreement, there is no security, option, warrant, right, call, subscription agreement, commitment or understanding of any nature whatsoever to which a Company is a party, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any shares of capital stock of a Company or any securities convertible into, or other rights to acquire, any shares of capital stock of a Company, (ii) obligates a Company to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such capital stock, securities or rights. No Company has any outstanding or authorized stock appreciation, phantom stock or similar rights in respect of its capital stock. Rockwood has and will transfer to Buyer at the Closing, good and valid title to the LCCNA Shares, and Evode U.S.A. has, and will transfer to Buyer at the Closing, good and valid title to the Mercer Shares and Evode Shares, in each case free and clear of any lien, mortgage, pledge, encumbrance or other security interest ("Liens"), adverse claims, proxies and voting or other agreements.

      2.1.4 Authority, Approvals and Consents.

            (a) Seller has the corporate power and corporate authority to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall at the Closing have been duly authorized and approved by the Board of Directors of Seller and no other corporate proceedings on the part of Seller or the shareholders of Seller are necessary to authorize and approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller, and the other instruments and documents required or contemplated herein to be executed and delivered by Seller at the Closing will be duly executed and so delivered. This Agreement constitutes, and at the Closing each of such other instruments will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

            (b) Except as otherwise set forth in Schedule 2.1.4, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not:

                  (i) contravene any provisions of the certificate of incorporation or by-laws of Seller, Rockwood, Evode U.S.A. or any Company;

                  (ii) (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination in respect of, any (x) material Permit, (y) Lease or (z) contract, agreement, commitment, understanding or arrangement of any kind to which (A) Seller, Rockwood or Evode U.S.A. is a party or to which Seller, Rockwood or Evode U.S.A. or any of their property is subject or (B) to which any Company is a party or to which any Company or any of the property of the Companies is subject, except, in the case of clause (z), for such conflicts, breaches, defaults, modifications, cancellations or terminations as would not in the aggregate reasonably be expected to have a Material Adverse Effect or have a material adverse effect on Seller's ability to consummate the transactions contemplated hereby;

                  (iii) violate or conflict with any Legal Requirements applicable to Seller, Rockwood, Evode U.S.A. or any Company or any of their business or property (other than those applicable as a result of the status of Buyer), except where such violations or conflicts would not in the aggregate reasonably be expected to have a Material Adverse Effect or have a material adverse effect on Seller's ability to consummate the transactions contemplated hereby; or

                  (iv) require any authorization, consent, order or approval of, or notice to, or filing, registration or qualification with, any Governmental Authority (a "Government Filing"), except for (x) Government Filings in respect of Permits, (y) the Government Filings set forth on Schedule 2.1.4 and (z) Government Filings which may be required to be made or obtained pursuant to the HSR Act.

      2.1.5 Financial Statements. Attached as Schedule 2.1.5 are (i) the combined balance sheet of the Companies as of December 31, 1995 and 1996; and
(ii) the related combined statement of operations for each of the years in the two-year period ended December 31, 1996

(the financial statements for 1994 are provided for information only). The financial statements included in Schedule 2.1.5 (exclusive of the 1994 financial statements) are collectively referred to as the "Company Financial Statements" and the balance sheet as of December 31, 1996 included in Schedule 2.1.5 is referred to as the "Balance Sheet". Such financial statements are unaudited as of the date of this Agreement (the "Unaudited Financial Statements"), but shall be replaced by audited financial statements as provided in Section 4.13. The Company Financial Statements have been prepared in accordance with the books and records of the Companies and fairly present in all material respects the financial position of the Companies as at the dates indicated and the results of operations of the Companies for the periods indicated, in conformity with GAAP except (v) as set forth in the KPMG Letter attached to Schedule 2.1.5, (w) that no representation or warranty is made herein as to the results of operations and financial position (or the treatment or presentation thereof) of the Tamms Division or the effect of the inclusion or omission thereof from the Company Financial Statements, (x) as set forth on Schedule 2.1.5, (y) to the extent that the Company Financial Statements do not contain footnotes and the disclosures required therein, and (z) for such other exceptions as would apply as a result of year-end adjustments.

      2.1.6 Absence of Undisclosed Liabilities. As of the date of this Agreement, the Companies do not have any liability of any nature whatsoever (whether known or unknown, accrued, absolute, contingent or otherwise), except
(i) as and to the extent reflected or reserved against on the Balance Sheet,
(ii) liabilities incurred in the ordinary course of business after the date of the Balance Sheet, (iii) those arising under Company Agreements, Leases, Permits, the Cash Management Agreement, the Tamms Agreements and consent decrees listed on Schedule

2.1.14 and, in the ordinary course of business, under Benefit Plans, (iv) as disclosed in the Schedules hereto, the Environmental Survey and the KPMG Reports, (v) such other liabilities as are not required to be reflected on a balance sheet of the Companies prepared in accordance with GAAP applied in a manner consistent with the preparation of the Company Financial Statements and
(vi) liabilities for Taxes.

      2.1.7 Absence of Material Adverse Change; Conduct of Business. Since the date of the Balance Sheet, except as set forth on Schedule 2.1.7, there has been no change, other than changes in the ordinary course of business, in the financial position or results of operations of the Companies that could reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 2.1.7, since the date of the Balance Sheet there has not been, occurred or arisen:

            (a) any sale or other disposition of any material assets or material property of the Companies other than for arms-length consideration in the ordinary course of business;

            (b) any general increase in any compensation or benefits payable to any class or group of employees of the Companies other than in the ordinary course of business or pursuant to Benefit Plans or Company Agreements;

            (c) any material change in the accounting practices followed by the Companies, except as may be required by relevant accounting regulatory and rule making bodies and except as contemplated by Section 4.13;

            (d) any activity of the Companies which has resulted in the acceleration or delay in any material respect of the collection of accounts or notes receivable or any delay in the payment of accounts payable, in each case outside the ordinary course of their business as conducted immediately prior to December 31, 1996;

            (e) during the period between December 31, 1995 and the date of this Agreement, any damage, destruction or casualty losses to any asset or property of any Company used in the Business (which asset or property has not been repaired or replaced) which exceed $200,000 individually, or which in the aggregate exceed $500,000 (in each case, by book value and whether or not covered by insurance);

            (f) any grant of a license or sublicense of any rights under or with respect to any Intellectual Property in any material respect outside of the ordinary course of business; or

            (g) any authorization, approval, agreement or commitment to do any of the foregoing.

      2.1.8 Taxes. Except as set forth on Schedule 2.1.8,

            (a) Each Seller Group and the Companies have duly and timely filed all Tax Returns with respect to Taxes for which the Companies may be liable which are due (taking into account any permitted extensions) and required to be filed by any applicable Tax law. All of such Tax Returns are true and correct, except for any such failures which would not reasonably be expected to have a Material Adverse Effect.

            (b) The Companies do not have any liability for Taxes (other than Income Taxes) except for Taxes (i) to the extent of the aggregate amount reflected or reserved against on the Balance Sheet or (ii) incurred in the ordinary course of business after the date of the Balance Sheet.

            (c) The Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

            (d) As of the date of this Agreement, neither any Company nor any Seller Group (with respect to Taxes for which the Companies may be liable) has in effect any waiver of a statute of limitations with respect to Taxes (and Seller will notify Buyer of any such waiver filed after the date hereof and prior to the Closing) and neither any Company nor any Seller Group (with respect to Taxes for which the Companies may be liable) has agreed to any extension of time with respect to a Tax assessment or deficiency.

            (e) Seller has delivered to Buyer correct and complete copies of all Income Tax Returns or, alternatively, pro forma Income Tax Returns, of the Companies (including only those portions of Income Tax Returns of any Seller Group relating to the Companies) with respect to all taxable years ending on or after December 31, 1993.

            (f) Seller is not a foreign person subject to withholding under
Section 1445 of the Code.

            (g) There are no tax liens on any of the assets of the Companies other than with respect to Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings (and any such non-Income Tax proceedings that are material are listed on Schedule 2.1.8).

            (h) The Companies have not received any notice, written or oral, that any authority proposes to or intends to impose any adjustment with respect to Taxes for any period for which Tax Returns have been filed.

            (i) No election under Section 341(f) of the Code has been made with respect to any Company.

            (j) The Companies have not made any payments and are not obligated to make any payments that will not be deductible under Code Section 280G.

            (k) The Companies are currently included in the consolidated federal Income Tax Returns filed by the group of which Seller is the common parent. Except with respect to periods for which the statute of limitations has expired, no Company has ever been a member of an affiliated group filing a consolidated or combined federal or state Income Tax Return and has never incurred any liability for the Taxes of any other Person under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise (except in its capacity as withholding agent or as a party responsible for collecting and paying over sales, use and similar taxes).

            (l) No Company is a party to any Tax sharing agreement, other than agreements that will terminate pursuant to Section 9.1(i).

            (m) With respect to each asset owned by Mercer or Evode,

                  (i) The adjusted basis for Federal income tax purposes of each member of the Seller Group in the LCCNA Shares will not reflect the recognition of any gain with respect to such asset which is recognized by Mercer or Evode as a result of the elections contemplated by Section 9.1(j), and

                  (ii) Neither LCCNA nor any subsidiary of LCCNA has recognized gain upon any disposition (other than in the ordinary course of business) of such asset during the one year period ending on the Closing Date, which gain is reflected in the adjusted basis of any member of the Seller Group in LCCNA Shares, except for any such failure which does not have a Material Adverse Effect.

      2.1.9 Legal Matters. Except as set forth on Schedule 2.1.9, (i) there is no material action, suit, litigation, formal investigation or proceeding pending against any Company or any property of any Company before or by any court, arbitrator, agency or other governmental administrative or judicial entity (including, without limitation, in respect of products liability) and, to the knowledge of Seller, there is no material action, suit, litigation, formal investigation or proceeding threatened in writing against any Company or any property of any Company before or by any court, arbitrator, agency or other governmental, administrative or judicial entity (including, without limitation, in respect of products liability) and (ii) no Company is subject to any material judgment, decree, writ, injunction or order of any governmental, administrative or judicial authority other than those of general applicability. Except as set forth on Schedule 2.1.9, the business of the Companies is being conducted in compliance in all material respects, with all foreign, federal, state or local laws, statutes, ordinances, codes, rules and regulations of Governmental Authorities (collectively "Legal Requirements"). Except as set forth on Schedule 2.1.9, as of the date of this Agreement the Companies have not received any notice asserting any noncompliance with any Legal Requirement that is reasonably likely to have a Material Adverse Effect. To the knowledge of Seller, the pending litigation set forth on Schedule 2.1.9 would not reasonably be expected to have a Material Adverse Effect.

      2.1.10 Property.

            (a) Attached as Schedule 2.1.10(a) is a list of each parcel of real property owned by the Companies (the "Owned Property").

            (b) Attached as Schedule 2.1.10(b) is a list of all leases for real property leased by the Companies (the "Leases") as of the date of this Agreement.

            (c) The Real Property constitutes all of the real property owned or leased by the Company in connection with the Company's business (other than commercial warehouse space, if any). Each Lease is in full force and effect and is enforceable against the landlord which is a party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies and with such exceptions that would not reasonably be expected to have a Material Adverse Effect, and neither any Company nor, to the knowledge of Seller, any other party to any Lease, is in breach of or default under any Lease, with such exceptions as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

            (d) Except as set forth on Schedule 2.1.10(d) or disposed of in the ordinary course of business, the Company has good and valid title to all material tangible personal property reflected on the Balance Sheet or acquired by it after the date thereof, and such property is held free and clear of all material Liens.

            (e) Except as set forth on Schedule 2.1.10(e) and after giving effect to capital expenditures currently budgeted or being undertaken by the Companies, all material improvements and fixtures on all the Real Property, and all material machinery, equipment and other tangible property owned or leased to the Companies ("Property"), are in good condition, except for ordinary wear and tear and are, together with the Administrative Assets and after taking into account goods and services purchased or leased by the Companies, sufficient for the conduct of the Companies' business as currently conducted, in each case with such exceptions as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

            (f) All Property conforms with all applicable building, zoning and other land use laws, ordinances, rules and regulations and other Legal Requirements, with such exceptions as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. All necessary occupancy and other certificates and permits for the occupancy and lawful use thereof have been issued and are in full force and effect, with such exceptions as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

      2.1.11 Material Contracts. Seller has made available to Buyer for inspection true and complete copies of all Material Agreements. As used in this Agreement, the term "Company Agreement" means any mortgage, indenture, note, agreement, contract, lease, license, franchise, obligation, instrument or other commitment or arrangement, to which a Company is a party or by which a Company or any of its property is bound (other than the Cash Management Agreement, Benefit Plans, Leases, Permits and consent decrees listed on Schedule 2.1.14).
Schedule 2.1.11 sets forth a list of each Company Agreement as of the date of this Agreement that is material to the business of the Companies taken as a whole, including, without regard to materiality, each of the following Company Agreements (collectively, the "Material Agreements" and each a "Material Agreement"):

            (a) any mortgage, indenture, note or other instrument or agreement for or relating to the borrowing of money by the Companies (other than those in respect of trade payables arising in the ordinary course of the Companies' business);

            (b) any guaranty by the Companies of any obligation for borrowed money (other than guaranties of credit cards of officers and employees of the Companies), excluding endorsements made for collection in the ordinary course of business;

            (c) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business of other Persons;

            (d) any Company Agreement containing non-competition covenants (other than confidentiality and similar agreements entered into in the ordinary course of business) binding on any Company; and

            (e) any agreement the performance of which involves consideration in excess of $500,000 annually or $1,000,000 in the aggregate to be paid by a Company to a third party or by a third party to a Company during the remaining term of such agreement following the Closing.

Except as set forth on Schedule 2.1.11, (i) each of the Material Agreements is in full force and effect and is enforceable against the relevant Company and, to Seller's knowledge, against the other parties thereto, except in each case as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies and with such exceptions that would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and (ii) neither any Company nor, to the knowledge of Seller, any other party to any Material Agreement is in breach of or default under any such Material Agreement, with such exceptions that would not reasonably be expected to have a Material

Adverse Effect.

      2.1.12 Employees; Labor Relations. (a) Seller has heretofore made available to Buyer a true and complete list of the names of all employees of the Companies and the compensation of each such employee as of the date of such list.

            (b) There is no labor strike, organized work stoppage, or lockout in effect or, to the knowledge of Seller, threatened against the Companies.

            (c) To the knowledge of Seller on the date of this Agreement, there is no union organization campaign relating to any of the Companies' employees.

            (d) Schedule 2.1.12 lists any collective bargaining agreement binding upon any of the Companies on the date of this Agreement.

            (e) Except as disclosed on Schedule 2.1.12, each Company is in compliance in all material respects with all Legal Requirements respecting employment and employment practices, terms and conditions of employment, and wages and hours.

      2.1.13 Benefit Plans.

            (a) Schedule 2.1.13 lists as of the date of this Agreement (i) each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) any other employee benefit plan, policy or arrangement, including any stock option, stock purchase, vacation pay, severance pay, sick pay, short-term disability, workers compensation, educational assistance, flexible spending, fringe benefit or incentive or bonus plan, policy or arrangement and (iii) any employment, consulting or severance agreement maintained or contributed to by Seller or the Companies on behalf of current or former employees of the Companies ("Benefit Plans"). Seller has delivered or made available to Buyer copies of each Benefit Plan. Each Benefit Plan that is maintained by one or more of the Companies solely for employees of the Companies shall be referred to as a "Company Benefit Plan".

            (b) The Companies do not maintain or contribute to or have any liability with respect to a "single-employer plan", within the meaning of
Section 4001(a)(15) of ERISA, or a "multiemployer plan", within the meaning of
Section 4001(a)(3) of ERISA.

            (c) Except as set forth on Schedule 2.1.13, each Benefit Plan is in compliance in all material respects with all Legal Requirements, and has been administered substantially in accordance with its terms. Each Benefit Plan intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its tax-qualified status under the Code and, to Seller's knowledge, nothing has occurred since the date of such favorable determination letter which would adversely affect its validity. All contributions or premium payments required under or with respect to any Benefit Plan have been timely paid when due. No Benefit Plan has suffered a material "accumulated funding deficiency" as defined in Section 412(a) of the Code. There are no material Liens on the assets of any Company Benefit Plan. No Benefit Plan is on the date of this Agreement under audit or investigation by the Internal Revenue Service or the Department of Labor. There are no material actions, suits or claims (other than claims for benefits in the ordinary course) pending, or to Seller's knowledge, threatened in writing against a Benefit Plan. No Benefit Plan provides post-retirement health or life insurance benefits to former employees of the Companies other than as required by Section 4980B of the Code or other applicable law. No event has occurred and no condition exists with respect to any Benefit Plan which would subject

Buyer or any Company to a material liability for a "prohibited transaction", within the meaning of Section 406 of ERISA or Section 4975 of the Code.

      2.1.14 Environmental Matters. Except as set forth on Schedule 2.1.14 and as shall be set forth in the Environmental Survey:

            (a) The Companies are in compliance with all Environmental Requirements, with such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (b) The Companies have not received any written notice prior to the date of this Agreement from a governmental, administrative or judicial agency or authority or third party regarding any liability of the Companies under Environmental Requirements that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

            (c) No underground storage tanks are located at or beneath any Real Property.

            (d) The Companies have not undertaken any material liability, including without limitation any investigatory, corrective or remedial obligation, under Environmental Requirements (except that the Leases, Company Agreements and Permits and consent decrees listed on Schedule 2.1.14 may contain indemnities and agreements regarding such liabilities).

            (e) The Companies are not subject to any material judicial or administrative proceeding alleging the violation of or liability under any Environmental Requirements.

            (f) The Companies have not filed with any Governmental Authority any notice under or relating to any Environmental Requirements indicating or reporting any past or present spillage, disposal or release into the environment of any Hazardous Material, that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

            (g) The Companies have obtained and have complied with all Permits required under any Environmental Requirements in order to conduct their operations or activities in connection with the Real Property and the Business with such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, which Permits are listed on Schedule 2.1.14.

      2.1.15 Transactions with Affiliates. Set forth on Schedule 2.1.15 hereto is a true and complete list of all Company Agreements binding on the Companies following the Closing (other than intercompany purchase orders incurred in the ordinary course) to which any Affiliate of the Companies is a party.

      2.1.16 Intellectual Property.

            (a) Except as set forth on Schedule 2.1.16, the Companies either own or by license or otherwise have the right to use all trade secrets, patents, trademarks, trade names, copyrights and other protectible intellectual property rights which are used by the Companies in connection with the conduct of their business as of the date of this Agreement (other than the name and trademark "Laporte", "Evode", "Evo" and names confusingly similar thereto) ("Intellectual Property"), with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 2.1.16 sets forth a list of all such Intellectual Property registered or patented on the date of this Agreement in the name of any Company with the United States Patent and Trademark Office or comparable offices in foreign jurisdictions, together with applications for the foregoing as of the date of this Agreement.

            (b) Except as set forth on Schedule 2.1.16, (x) no Company is on the date of this Agreement, and during the preceding three years has not been, a party to or the subject of any infringement, interference, opposition or similar action, suit or proceeding challenging the right or title to or use by such Company of any Intellectual Property that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (y) no such action, suit or proceeding has, to the knowledge of Seller been threatened in writing during such three-year period.

            (c) The conduct by the Companies of their business on the date of this Agreement does not infringe in any respect on any valid intellectual property rights of any other Person, which infringement would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (d) Immediately following the Closing, the Companies shall own, or by license or otherwise have the right to use, all Intellectual Property required to conduct the business of the Companies in the manner in which it was conducted on the date of this Agreement, with such exceptions as would not reasonably be expected to have a Material Adverse Effect.

      2.1.17 Brokers. Except for Lazard Freres & Co. LLC, neither Seller nor any Company has employed or dealt with any broker or finder or has incurred or will incur any broker's, finder's or similar fee, commission or expense, in connection with the transactions contemplated by this Agreement.

      2.1.18 Insurance. Attached hereto as Schedule 2.1.18 is a list of all material policies of fire, liability, or other forms of insurance held by or applicable to the Business during the period from January 1, 1997 through December 31, 1997.

      2.2 The parties hereby agree as follows:

      2.2.1 NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 2.1, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AND SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY (INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE), WHETHER BY SELLER, THE COMPANIES, THEIR AFFILIATES OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE COMPANIES OR THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER, ANY AFFILIATE OF BUYER OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER INFORMATION BY SELLER, THE COMPANIES OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. BUYER ACKNOWLEDGES THAT IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IT IS NOT RELYING ON ANY INFORMATION OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 2.1.

      2.2.2 Environmental Matters. Except as set forth in Section 2.1.14 and notwithstanding any other provision of Article II, no representation or warranty is made by Seller herein or otherwise as to matters arising under or with respect to Environmental Requirements (for purposes of this Section 2.2.2 only, as the same are in effect at, prior to or following the Closing) (including without limitation as to the treatment, storage or disposal by the Companies of Hazardous Materials or the contamination of any Real Property or any other real property or any noncompliance by or liability of the Companies or their stockholders, officers, managers, directors, employees or agents with or under Environmental Requirements).

                                    COVENANTS

      4.1 Access; Confidentiality.

            (a) Between the date hereof and the Closing, Seller will cause the Companies, during normal business hours and upon reasonable prior notice, to (i) provide to Buyer and its representatives full access to the premises, property, books and records of the Companies, (ii) furnish to Buyer and its representatives financial information, operating data and other information pertaining to the business and property of the Companies and reasonably requested by Buyer, (iii) make available for inspection and copying by Buyer copies of any documents relating to the foregoing and (iv) permit Buyer and its representatives to conduct reasonable interviews of the employees of the Companies; provided, however, that (x) Buyer shall exercise its right under this
Section 4.1(a) in such a manner as to not unreasonably interfere with the operation of the business of the Companies and (y) Seller may limit such access described in clauses (i) through (iv) above to the extent such access could, in the opinion of Seller's counsel, violate or give rise to liability under applicable Legal Requirements.

            (b) All information provided to Buyer or its representatives by or on behalf of Seller, the Companies, their Affiliates or their representatives (whether pursuant to this Section 4.1 or otherwise), and the provisions and terms of this Agreement and the Schedules and Exhibits, will be governed and protected by the Confidentiality Agreement between Laporte plc and Buyer dated January 15, 1997 (the "Confidentiality Agreement").

            (c) Buyer shall engage IT Corporation (the "Consultant") to perform an environmental investigation of the Companies (the "Investigation"). The Consultant shall be authorized only to perform those procedures and conduct the investigation to the extent and as described, and on the timetable set forth, on
Schedule 4.1. Seller shall be supplied with all drafts of all reports prepared by the Consultant in connection with the Investigation, and Buyer shall cause the Consultant to render and deliver its final report of the Investigation (the "Environmental Survey") to Buyer and Seller by July 7, 1997. In connection with the Investigation, the Consultant shall enter into such confidentiality and other agreements as Seller shall reasonably request, and the Consultant shall be subject to the restrictions set forth in Section 4.1(a). Buyer shall pay all fees, expenses and other amounts owing to the Consultant in connection with the Investigation.

      4.2 Announcements. No party hereto will issue any press release or otherwise directly or indirectly make any public statement or furnish any statement or make any announcement generally to its customers with respect to the transactions contemplated hereby without the prior consent of Buyer and Seller, except as may be required by applicable Legal Requirements, and except that Buyer and Seller, upon prior notice to the other, may make such announcements and disclosures as may be required by law or the rules of any stock exchange on which their securities (or securities of any of their Affiliates) are listed.

      4.3 Conduct of Business Prior to the Closing. During the period from the date hereof to the Closing, except to the extent otherwise authorized by Buyer in writing or by the provisions hereof, Seller will arrange that:

            (a) the business of the Companies will be conducted only in the ordinary course of business;

            (b) no change will be made in the certificate of incorporation or by-laws of the Companies;

            (c) the Companies will not issue additional shares of capital stock;

            (d) the Companies will not permit or allow any of their assets to be sold, transferred, leased or otherwise disposed of, except in the ordinary course of business or pursuant to Company Agreements;

            (e) the Companies will not grant any increase in salaries or commissions payable or to become payable to any executive of the Companies, except normal increases in salaries and commissions in accordance with Companies' existing compensation practice or pursuant to Benefit Plans or Company Agreements;

            (f) the Companies will not agree, whether in writing or otherwise, to do any of the foregoing or to take any action described in clauses (a) through (g) of the second sentence of Section 2.1.7; and

            (g) the Companies will use their reasonable efforts to preserve the business organization and management structure of the Companies intact. Notwithstanding any other provision hereof, the Companies may distribute or dividend all of their cash and equivalents to their stockholders and incur intercompany indebtedness at or prior to the Closing and, prior to the Closing, Seller may continue to manage the Companies' cash through intercompany accounts and cash management arrangements consistent with past practices, and any such action shall not give rise to any breach of a representation and warranty made herein.

      4.4 Consents; Cooperation. Subject to the terms and conditions hereof, Seller and Buyer will use their respective reasonable efforts:

            (a) to obtain prior to the earlier of the date required (if so required) or the Closing Date, authorizations, consents, orders, approvals of or (subject to Section 4.11) permits, or notices to, or filings, registrations or qualifications with, any Governmental Authority or any other Person that are required on their respective parts, for the consummation of the transactions contemplated by this Agreement.

            (b) to defend, consistent with applicable Legal Requirements, any lawsuit or other legal proceeding, whether judicial or administrative, whether brought derivatively or on behalf of third Persons (including Governmental Authorities) challenging this Agreement or the transactions contemplated hereby;

            (c) to furnish to each other such information and assistance as may reasonably be requested in connection with the foregoing; and

            (d) to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

      4.5 Use of Name. (a) After the Closing, Buyer agrees that if any of the assets of the Companies, including, without limitation, any promotional materials or printed forms, bear the "Laporte" name, Buyer shall, prior to the use of such assets, delete or cover the "Laporte" name and clearly indicate that the Companies are no longer affiliated with Seller or any Affiliate thereof, except that it may, (i) for a period of 180 days after the Closing Date, use the remaining inventory of packaging materials and (ii) for a period of ninety (90) days after the Closing Date, use the remaining inventory of literature, catalogs, forms, stationery, brochures and similar materials (the items described in clauses (i) and (ii) collectively, "Supplies") which contain the name "Laporte", provided such Supplies are (x) used only in connection with the sale of the Companies' products of the type sold prior to the Closing and (y) clearly indicate that the Companies are not an Affiliate of Seller or any of Seller's Affiliates.

            (b) Buyer agrees to cause Evode to change its name prior to December 24, 1997 such that Evode's name does not include (and continues to not include) the name "Evode" and names confusingly similar thereto.

                  (c) Buyer agrees that on the Closing Date, Buyer and Seller will cooperate in changing the name of LCCNA to a name designated by Buyer at least ten business days prior to the Closing Date that does not contain the name "Laporte", "LCCNA" or a name confusingly similar thereto. Thereafter, Buyer will as promptly as practicable amend all qualifications and registrations of LCCNA to conduct business as a foreign corporation to reflect such name change. Following the Closing, except as provided in paragraph (a) above, Buyer shall cause the Companies to not use the name or trademark "Laporte" or names confusingly similar thereto.

                  (d) Prior to the Closing, Seller will procure from Laporte plc a sublicense (x) in favor of Evode of the trademark "Evode" and "Evo" as contemplated by and subject to the limitations and for the period set forth in
Section 3.1 of the US IP Agreement dated

December 30, 1996 between ATO Findley S.A., Evode Limited and Laporte plc and
(y) in favor of the Companies of the Licensed Rights (as defined in such US IP Agreement). Alternatively, at the election of Seller, Seller will procure the assignment to the Companies of Laporte plc's rights under the US IP Agreement. Such sublicense or assignment shall contain an indemnity from the Companies to Laporte plc for breaches following the Closing of such sublicense or, in the case of an assignment, the US IP Agreement. Except as permitted by such sublicense or assignment, Buyer agrees to cause the Companies not to use the "Evo Marks" and "Evode Marks" (as such terms are defined in such US IP Agreement).

            (e) Buyer consents to the execution and delivery by the Companies of a binding undertaking in favor of ATO Findley S.A. providing that the Companies
(x) will not use the MS Technology outside the United States of America and Canada for so long as it remains confidential and (y) will keep the MS Technology confidential and will neither disclose nor, through any action or omission, cause or enable the MS Technology to be disclosed to any party (for so long as it remains confidential) including, in the event that any Company or business thereof to which the MS Technology is relevant is sold or transferred, ensuring (so far as they are reasonably able) that such Company or the purchaser of such a business enters into binding undertakings with ATO Findley S.A. to ensure their continued compliance with these restrictions. Seller shall procure the sublicense or, at the election of Seller, the assignment in favor of Buyer of the license granted Laporte plc pursuant to clause 13(D) of the Agreement relating to the sale and purchase of part of the adhesives, sealants and coatings division of Laporte plc between Laporte plc and ATO Findley S.A. Such sublicense or assignment shall include an indemnity from Buyer to Laporte plc for breaches following the Closing of such sublicense or, in the case of an assignment, said clause 13(D).

      4.6 Notification of Certain Matters. Between the date hereof and the Closing, Seller will give Buyer prompt notice in writing, including, in the case of a notice by Seller pursuant to clause (i) below that is relevant to a Schedule, a revised Schedule, of: (i) any information known to Seller that indicates that any representation or warranty of Seller contained herein will not be true and correct in a manner that would result in a failure of the condition specified in the first sentence of Section 5.1; and (ii) the occurrence of any event known to Seller which will result in the failure of a condition specified in Article V hereof. Seller shall also, upon obtaining knowledge prior to the Closing that any representation or warranty of Seller contained herein is not true and correct (in a manner that would not result in a failure of the condition specified in the first sentence of Section 5.1), promptly deliver notice thereof to Buyer, which notice shall include, in the case of notice of a matter that is relevant to a Schedule, a revised Schedule. Between the date hereof and the Closing, Buyer will give Seller prompt notice in writing of any information or event known to Buyer which will result in the failure of a condition specified in Article VI hereof or which indicates that a representation or warranty of Buyer contained herein is not true and correct.

      In the case of a notice by Seller pursuant to clause (i) of the first sentence of the preceding paragraph, or pursuant to the second sentence of the preceding paragraph (other than in respect of a condition set forth in Sections
5.5 or 5.6), unless prior to the earlier of (x) the scheduled Closing or (y) 5:00 p.m. New York time, on the fifth business day following receipt of such notice, Buyer has exercised its rights set forth in Section 7.1(g) to terminate this Agreement based on such notice (and revised Schedule, if applicable), Seller shall be deemed to have cured such breach of a representation or warranty that otherwise might have existed and any such revised Schedules shall become the Schedules in effect for all purposes hereof.

      4.7 Covenant Not To Compete.

            (a) In furtherance of the sale to Buyer of the Shares, for a period of two years following the Closing Date, Seller (A) will not compete and will cause Rockwood and Evode U.S.A. to not compete with the Companies anywhere in the United States in the Business; provided, however, that nothing herein shall be construed to prevent Seller, Rockwood or Evode U.S.A. from (x) acquiring any entity or business, which is not primarily engaged in a business which competes with the Business; provided, however, that if more than 10% of the revenues of the acquired entity or business is attributed to a business which competes with the Business, Seller will or will cause Rockwood or Evode U.S.A., as the case may be, to use reasonable efforts to dispose of such competing portion of such business within twelve months of the consummation of such acquisition by Seller, Rockwood or Evode U.S.A.; (y) owning, directly or indirectly as an investment, up to 5% of a class of equity securities issued by any Person that competes with the Business that is publicly traded and registered under Section 12 of the Securities Exchange Act of 1934; or (z) conducting any business conducted by them on the Closing Date (other than those conducted through the Companies) and
(B) will not solicit for employment (other than through general solicitation) any person employed by Buyer or the Companies (or their Affiliates) at the time of the act of solicitation who was an executive officer of a Company on the Closing Date.

            (b) Seller acknowledges and agrees that the covenants set forth in this Section 4.7 are reasonable in geographical and temporal scope and in all other respects.

            (c) If, at the time of enforcement of this Section 4.7, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or areas.

      4.8 Hart-Scott-Rodino. Buyer and Seller will promptly (and in any event within twenty-one days following the date hereof) prepare and file all documents with the Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ") that are required to make the initial filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") in connection with the transactions contemplated hereby. Seller and Buyer will cooperate in responding promptly to any Second Request and will in good faith promptly furnish all materials reasonably requested by the FTC or DOJ or any other governmental agency in connection with such filing or Second Request. Seller and Buyer (i) will jointly approve the content and manner of presentation of all information to be provided to the FTC or DOJ in connection with such filing or any Second Request regarding markets and the relevant industry and (ii) will consult with each other from time to time regarding the status of such filings under the HSR Act and any Second Request and all strategies and action taken in connection therewith. Buyer will use all reasonable efforts to eliminate as promptly as practicable any objection that the FTC or DOJ may have to the transactions contemplated hereby.

      4.9 Retention of Books and Records. Buyer will cause the Companies to retain all books, records and other documents pertaining to the Companies in existence on the Closing Date for a period of five (5) years and to make the same available after the Closing Date for examination and copying by Seller or its representatives, at Seller's expense, upon reasonable notice. Buyer agrees that no such books, records or documents will be destroyed by Buyer or the Companies for five years following the Closing without first advising Seller in writing and providing to Seller a reasonable opportunity to obtain possession or make copies thereof at Seller's expense.

      4.10 Cash Management Agreement. The parties agree that except as set forth in the next sentence, from and after the Closing the Companies will have no rights or obligations under the Concentration Accounts and the Control Disbursement Accounts maintained for the benefit of the Companies under the Cash Management Agreement. Notwithstanding the foregoing, Seller shall permit checks written on the Control Disbursement Accounts prior to the Closing to clear and be paid to the extent that accounts payable of the Companies have been reduced by the amount of such checks for purpose of calculating Closing Working Capital. Except as set forth in the preceding sentence, Buyer shall cause the Companies to not exercise any rights under or with respect to said Concentration Accounts and Control Disbursement Accounts or under the Cash Management Agreement from and after the Closing.

      4.11 Permits. Buyer shall effect the updates and amendments and reissuances of Permits required in connection with the transactions contemplated hereby, effective as of the Closing. Seller will reasonably cooperate with Buyer in identifying those Permits as to which updates, amendments and reissuances are required in connection with the transactions contemplated hereby and in effecting such updates, amendments and reissuances.

      4.12 Tamms Agreements. Buyer covenants to cause the Companies (x) to perform when due the Companies' obligations under the Tamms Agreements with respect to periods following the Closing and (y) to cooperate with Seller in the collection of any accounts receivable assigned to Seller pursuant to Section 1.12 of the Tamms Purchase Agreement and to promptly remit to Seller any payment received by the Companies or its Affiliates to which Seller and its Affiliates were entitled pursuant to the terms of the Tamms Agreements (including without limitation Sections 1.11 and 1.12 of the Tamms Purchase Agreement).

      4.13 Audited Financial Statements. Seller shall use its reasonable efforts to cause KPMG Audit plc to prepare (at Seller's expense) and deliver to Buyer by June 6, 1997, audited combined financial statements of the Companies as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, which financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and shall be prepared in a manner consistent with the principles set forth in the KPMG Letter, except, with respect to the Tamms Division only, as Buyer may otherwise request (provided that such request is made sufficiently promptly so that it does not delay the delivery of such financial statements). Such audited financial statements need not include information regarding the Darworth division prior to its acquisition by LCCNA. Such audited financial statements for the fiscal years 1995 and 1996 shall be deemed to amend and restate the financial statements set forth on Schedule 2.1.5 (provided that Section 4.6 shall not apply to such amendment and restatement). The audited combined balance sheet of the Companies as of December 31, 1996 included in such financial statements shall be referred to herein as the "Audited Balance Sheet" and the audited combined statement of operations of the Companies for the fiscal year ended December 31, 1996 included in such financial statements is referred to herein as the "Audited Statement of Operations". Any additional work by KPMG Audit plc requested by Buyer or any incremental fees and expenses of KPMG Audit plc in connection with the inclusion of such financial statements in any offering circular or prospectus or the provision of such financial statements to any other Person shall be paid by Buyer. Between the date hereof and the Closing, Seller will cause the Companies to cooperate with Buyer, at Buyer's expense, on a reasonable basis in the preparation of interim financial statements for the Companies for the period between December 31, 1996 and the Closing to be used in the offering material to be used by Buyer in obtaining financing of the Purchase Price.

      4.14 Stay-On Bonuses. Seller shall be responsible for all Stay-On Bonuses.

      4.15 Intercompany Debt. Seller agrees that prior to Closing it will contribute to the capital of the Companies, or cause the Companies to repay, all intercompany debt (other than intercompany trade payables arising in the ordinary course) owed by the Companies to Seller or its Affiliates, net of intercompany receivables owed by Seller or its Affiliates to the Companies (other than intercompany trade receivables arising in the ordinary course of business).

      4.16 Guarantees and Letters of Credit. Buyer will use its reasonable efforts, and after the Closing will cause the Companies to use their reasonable efforts, to obtain the release as promptly as practicable of all liabilities of Seller and its Affiliates under guarantees, letters of credit and similar instruments or undertakings in respect of liabilities and obligations of the Companies, and Buyer will indemnify and hold Seller and its Affiliates harmless against any Losses resulting from such liabilities and obligations.

      4.17 Confidentiality. Seller agrees that for a period of two years following the Closing, it and its subsidiaries will use their reasonable efforts to preserve the confidentiality of all confidential information in their possession regarding the operation of the business of the

Companies prior to Closing, provided that the foregoing restriction shall not apply to (i) information that is or becomes generally available to the public other than as a result of a breach of this Section 4.17, (ii) information that is available to Seller, its Affiliates or its advisors on a non-confidential basis and (iii) information required to be disclosed by Seller and its Affiliates pursuant to applicable Legal Requirements, financial reporting requirements or stock exchange requirements.

      4.18 Deferred Consideration. The Companies will be responsible for and pay Excluded Items described in clause (i) of the definition thereof payable prior to Closing. Seller will be responsible for and pay Excluded Items described in clause (i) of the definition thereof payable after Closing. Buyer will be responsible for and pay Excluded Items described in clause (ii) of the definition thereof in respect of William and Leonard Longo payable after Closing.

      4.19 Further Assurances. Any time after the Closing, Seller and Buyer will, and Buyer will cause the Companies to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Buyer or Seller, as the case may be, to satisfy or in connection with its obligations hereunder or to consummate or implement the transactions and agreements contemplated hereby.

                                    ARTICLE V

                     CONDITIONS TO THE OBLIGATIONS OF BUYER

         The obligations of Buyer required to be performed by it at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Buyer:

      5.1 Representations and Warranties; Covenants; Material Adverse Change.

Each representation and warranty of Seller contained in this Agreement will be true and correct in all material respects as of the Closing (giving effect to any modifications which become effective pursuant to the terms of Section 4.6 and except for changes that do not result in a breach of Section 4.3), except that representations and warranties made as of a particular date shall be true and correct in all material respects as of such date and that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects. Each obligation of Seller required by this Agreement to be performed by it at or prior to the Closing will have been duly performed and complied with in all material respects at the Closing, except that Seller shall have performed in all respects its obligations under Section 1.4(a)(i). At the Closing, Buyer will have received a certificate, dated the Closing Date and duly executed by an executive officer of Seller on behalf of Seller, to the effect that the conditions set forth in the preceding sentences have been satisfied. Since December 31, 1996, there shall have been no change, other than in the ordinary course of business or as reflected in the Schedules hereto (or the Environmental Survey), in the financial position or results of operations of the Companies that would reasonably be expected to have a Material Adverse Effect.

      5.2 HSR Waiting Period; Consents. Any applicable waiting period under the HSR Act and the rules and regulations promulgated thereunder will have expired or been terminated. All consents designated with an asterisk on Schedule 2.1.4 shall have been obtained and remain in full force and effect at the Closing.

      5.3 Opinion of Seller's Counsel. Buyer will have been furnished with the opinion of Thomas J. Riordan, general counsel for Seller, or such other counsel as is reasonably acceptable to Buyer, dated the Closing Date and addressed to Buyer, in form and substance reasonably satisfactory to Buyer and containing customary qualifications and exceptions, with respect to the first sentence of Section 2.1.1, Section 2.1.4(a) (other than the last sentence thereof), Section 2.1.4(b)(i) (as to Seller only) and clause (z)(A) of Section 2.1.4(b)(ii) (as to Seller only). In rendering such opinion, such counsel may rely as to factual matters upon certificates or other documents furnished by officers of Seller or the Company and by government officials and upon such other documents and data, including opinions of local counsel, as such counsel deem appropriate as a basis for such opinion. Such opinion will provide that lenders to Buyer financing the Purchase Price may rely on such opinion.

      5.4 Absence of Litigation. No order, stay, judgment or decree will be pending or threatened in writing the result of which could restrain or prohibit in any material respect the consummation of the transactions contemplated hereby and no judgment, order, decree or injunction having any such effect will be in effect.

      5.5 Environmental Survey. The Environmental Survey shall not set forth facts and circumstances that are not reflected in the Schedules hereto that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (after giving effect to rights of the Buyer Indemnitees under Section 8.2.).

                  5.6 Audited Financial Statements. The audited financial statements of the Companies referred to in Section 4.13 shall have been delivered to Buyer. The financial position and results of operations of the Companies presented in the Audited Balance Sheet and Audited Statement of Operations, respectively, shall not differ from the financial position and results of operations of the Companies set forth in the balance sheet and income statement as of and for the fiscal year ended December 31, 1996 included in the Unaudited Financial Statements, in a manner that constitutes a Material Adverse Effect, provided that in determining whether such a Material Adverse Effect has resulted, matters set forth in the KPMG Reports and Schedules hereto, changes of the type described in the KPMG Letter, the treatment (and financial position and results of operations) of the Tamms Division, cash (and equivalents), current assets and liabilities of the type included in Closing Working Capital and matters for which indemnification is available to Buyer Indemnitees pursuant to Section 8.2 (determined for this purpose only without regard to Sections 8.1 and 8.4) shall be disregarded.

                                   ARTICLE VI

                     CONDITIONS TO THE OBLIGATIONS OF SELLER

      The obligations of Seller to be performed by it at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Seller:

      6.1 Representations and Warranties; Covenants. Each representation and warranty of Buyer contained in this Agreement will be true and correct in all material respects as of the Closing, except that representations and warranties qualified by materiality shall be true and correct in all respects. Each obligation of Buyer required by this Agreement to be performed by it at or prior to the Closing will have been duly performed and complied with in all material respects as of the Closing, except that Buyer shall have performed in all respects its obligations under Section 1.4(b)(i) and (ii). At the Closing, Seller will have received a certificate, dated the Closing Date and duly executed by an executive officer of Buyer to the effect that the conditions set forth in the preceding sentences have been satisfied.

      6.2 HSR Waiting Period; Consents. Any applicable waiting period under the

HSR Act and the rules and regulations promulgated thereunder will have expired or been terminated. All consents designated with an asterisk on Schedule 3.2 or
2.1.4 shall have been obtained and remain in full force and effect at the Closing.

      6.3 Opinion of Buyer's Counsel. Seller will have been furnished with the opinion of Davis, Graham & Stubbs LLP, counsel to Buyer, dated the Closing Date and addressed to Seller, in form and substance reasonably satisfactory to Seller and containing customary qualifications and exceptions, with respect to Section
3.1 and Section 3.2(a) (other than the last sentence thereof) and clauses (i) and (ii) of Section 3.2(b) (which opinion will also cover any subsidiary of Buyer to which Shares are transferred as contemplated by Section 10.4). In rendering their opinion, such counsel may rely as to factual matters upon certificates or other documents furnished by officers and directors of Buyer and by government officials, and upon such other documents and data, including opinions of local counsel, as such counsel deem appropriate as a basis for their opinion.

      6.4 Absence of Litigation. No order, stay, judgment or decree will be pending or threatened in writing the result of which could restrain or prohibit in any material respect the consummation of the transactions contemplated hereby and no judgment, order, decree or injunction having such effect will be in effect.

      6.5 Environmental Survey. The Environmental Survey shall not set forth facts and circumstances that are not reflected in the Schedules hereto that could, individually or in the aggregate, reasonably be expected to materially increase Seller's indemnification obligations pursuant to Section 8.2 above the indemnification obligations that, as of the date of this Agreement, would reasonably be expected to arise from the facts and circumstances reflected in the Schedules hereto as in effect on the date of this Agreement.

                                   ARTICLE VII

                                   TERMINATION

      7.1 Termination. This Agreement may be terminated at any time prior to the
Closing:

            (a) by mutual consent of Buyer and Seller;

            (b) by Buyer or Seller, after the later of the dates referred to in clauses (i) and (ii) of the first sentence of Section 1.3, if any condition contained in Articles V or VI (other than those requiring the exchange of a certificate or other document, or the taking of other action at the Closing), has not been satisfied or waived (other than as a result of action or inaction by the party seeking to terminate this Agreement (or its Affiliates) in contravention of the provisions hereof);

            (c) by Buyer or Seller, after the later of the dates referred to in clauses (i) and (ii) of the first sentence of Section 1.3 if the Closing has not occurred (other than as a result of action or inaction by the party seeking to terminate this Agreement (or its Affiliates) in contravention of the provisions hereof);

            (d) by Buyer or Seller, if any court of competent jurisdiction or other governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting in any material respect the transactions contemplated by this Agreement, and such order, decree, ruling or other action has become final and non-appealable;

            (e) by Buyer, if any condition contained in Article V shall become incapable of satisfaction (other than as a result of actions or inaction by Buyer or its Affiliates in contravention of the provisions hereof), provided that in the case of the condition set forth in Section 5.5, Buyer must exercise its rights pursuant to this Section 7.1(e) within fifteen days following receipt of the Environmental Survey, and in the case of the condition set forth in the first sentence of
Section 5.1 as it relates to the representations and warranties contained in Sections 2.1.8(m) and the last sentence of Section 2.1.8(a), Buyer must exercise its rights pursuant to this Section 7.1(e) on or prior to June 20, 1997, or it shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 7.1 as a result of the failure of such conditions;

            (f) by Seller, if any condition contained in Article VI shall become incapable of satisfaction (other than as a result of actions or inaction by Seller or its Affiliates in contravention of the provisions hereof), provided that in the case of the condition set forth in Section 6.5, Seller must exercise its rights pursuant to this Section 7.1(f) within fifteen days following receipt of the Environmental Survey or it shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 7.1 as a result of the failure of such condition;

            (g) by Buyer, following receipt by Buyer of a notice from Seller pursuant to clause (i) of the first sentence of the first paragraph of Section 4.6, prior to the earlier to occur of (x) the scheduled Closing or (y) 5:00 p.m. New York time on the fifth business day following receipt of such notice;

            (h) by Buyer, within ten days after becoming aware that the condition set forth in the first sentence of Section 5.6 or in the last sentence of Section 5.1 cannot be satisfied (and if Buyer fails to exercise such right within such period it shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 7.1 as a result of the failure of each such condition); or

            (i) by Buyer, if the condition set forth in the second sentence of
Section 5.6 cannot be satisfied, within ten days after delivery to Buyer of the audited financial statements described in Section 4.13 (and if Buyer fails to exercise such right within such period it shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 7.1 as a result of the failure of such condition).

      If Buyer or Seller terminates this Agreement pursuant to the provisions hereof, such termination will be effected by written notice to the other party specifying the provision hereof pursuant to which such termination is made.

      7.2 Effect of Termination. Upon termination of this Agreement pursuant to
Section 7.1 hereof, (i) except for the provisions of this Section 7.2 and Sections 10.1, 10.8, and Sections 4.1(b) and (c), and the obligations contained in Article VIII (to the extent relating to such Sections), which will survive any termination of this Agreement, this Agreement will forthwith become null and void, (ii) such termination will be the sole remedy with respect to any breach of any representation or warranty (other than those contained in Sections 2.1.1, 2.1.3, 2.1.4, 2.1.17, 3.1, 3.2, 3.3 or 3.5) contained in or made pursuant to this Agreement and (iii) no party hereto or any of their respective officers, directors, employees, agents, consultants, stockholders or principals will have any liability or obligation hereunder or with respect hereto, except that (a) no party will be relieved of liability for any breach of Sections 2.1.1, 2.1.3, 2.1.4, 2.1.17, 3.1, 3.2, 3.3 or 3.5 or for breach of any agreement or covenant contained herein and (b) no party will be relieved of any obligation under this
Section 7.2 or Sections 4.1(b), 4.1(c) and 10.1.

                                  ARTICLE VIII

                          SURVIVAL AND INDEMNIFICATION

      8.1 Survival. The representations and warranties contained in or made pursuant to this Agreement will survive the Closing, but will terminate on, and be of no further force after, the date that is twenty-one months after the Closing Date, provided, however, that the representations and warranties set forth in Sections 2.1.1, 2.1.3, 2.1.4(a), 2.1.8 (other than the representations and warranties set forth in Section 2.1.8(m) and the last sentence of Section 2.1.8(a), which shall terminate on June 20, 1997 and as to which indemnification will not be available), 2.1.13, 2.1.17, 3.1, 3.2(a) and 3.3 shall terminate on, and be of no further effect after, the date that is ninety (90) days after expiration of the applicable statute of limitations. The provisions of Sections 8.2(iii) and (iv) shall terminate on, and be of no further force after, respectively, the fifth and fourth anniversaries of the Closing Date. The provisions of Section 8.2(vi) shall terminate and be of no further force after the date that is 30 days after the final determination of Excess Liabilities pursuant to Section 1.5. All other provisions of this Agreement will survive the Closing indefinitely in accordance with their terms.

      8.2 Indemnification Obligations of Seller. If the Closing occurs, or as otherwise provided in Section 7.2, Seller, subject to the limitations set forth in this Article, will indemnify and hold harmless Buyer and its Affiliates, stockholders, officers, directors and employees (in each case in such capacities) (collectively, the "Buyer Indemnitees"), on a Net After-Tax Basis, against and in respect of any and all Losses, which may be incurred by Buyer Indemnitees during the relevant survival periods set forth in Section 8.1 by reason of:

                  (i) the breach as of the date of this Agreement of any representation or warranty made by Seller in this Agreement;

                  (ii) the breach by Seller of or failure by Seller to perform any of its covenants or agreements contained in this Agreement;

                  (iii) the matters disclosed on Schedule 8.2 and, subject to
Section 8.4(a)(xii), Specified Items;

                  (iv) Third-Party Claims arising out of or resulting from (A) the violation by any Company of any Environmental Laws to the extent occurring prior to the Closing; (B) any liability of the Companies to remediate Hazardous Materials arising out of the operation of the Business prior to the Closing Date; (C) any discharge, emission, disposal, deposit, release or discharge of Hazardous Materials (whether on or off of the Real Property) covered or regulated by Environmental Laws occurring in connection with the operation of the Business or activities at the Real Property prior to the Closing Date; or
(D) the existence, storage or presence of Hazardous Materials in, on or under the buildings, structures and all other improvements on any portion of the Real Property prior to the Closing Date; in each case of clauses (A) through (D) other than for such Losses disclosed or arising out of matters disclosed on
Schedule 8.2;

                  (v) any Tamms Claim; and

                  (vi) Excess Liabilities as finally determined pursuant to
Section 1.5 (for purposes of this clause (vi) only, indemnifiable Losses shall be deemed to be an amount equal to such Excess Liabilities).

      8.3 Indemnification Obligations of Buyer. If the Closing occurs, or as otherwise provided in Section 7.2, Buyer, subject to the limitations set forth in this Article, will indemnify Seller and its Affiliates, stockholders, officers, directors and employees (in each case in such capacities) (collectively, the "Seller Indemnitees"), on a Net After-Tax Basis, against and in respect of any and all Losses, which may be incurred by Seller Indemnitees during the relevant survival periods set forth in Section 8.1 by reason of: (i) the breach as of the date of this Agreement of any representation or warranty made by Buyer in this Agreement; and (ii) the breach by the Buyer of or failure by Buyer to perform any of its covenants or agreements contained in this Agreement.

      8.4 Limitations on Indemnification.

            (a) Notwithstanding anything to the contrary in this Agreement:

                  (i) the aggregate liability of each of Seller and Buyer pursuant to Section 8.2 or Section 8.3, as the case may be, will not exceed the Purchase Price, except that the aggregate liability of Seller pursuant to Sections 8.2(i) (other than in respect of a representation and warranty contained in Sections 2.1.3, 2.1.4(a), 2.1.13 and the first two sentences of
Section 2.1.1), 8.2(iii), 8.2(iv) and 8.2(vi) shall not exceed an amount equal to 25% of the Purchase Price.

                  (ii) no Indemnified Party will be entitled to recover consequential damages (other than expenses and fees of counsel to which it is entitled to indemnification pursuant to Section 8.2 or Section 8.3, as the case may be), pursuant to Sections 8.2 or 8.3.

                  (iii) no claim for indemnification may be made by a Buyer Indemnitee pursuant to Section 8.2 or by a Seller Indemnitee pursuant to Section
8.3 unless notice of such claim (describing the basic facts or events, the existence or occurrence of which constitute or have resulted in the alleged breach of a representation or warranty made in this Agreement or which otherwise form the basis of the claim) has been given to the party from whom indemnification is sought (the "Indemnifying Party") during the relevant survival period set forth in Section 8.1 (which, for purposes of Sections 8.2(i) and 8.3(i), will be the survival period of the representation and warranty alleged to have been breached).

                  (iv) Seller shall have no liability pursuant to Section 8.2
(x) arising from any single circumstance if the amount of the Loss does not exceed $25,000 and (y) until the aggregate amount of all Losses which are otherwise recoverable hereunder by Buyer Indemnitees but for this subclause (y) (together with Excess Liabilities for which indemnification is not available pursuant to Section 8.2(vi) as a result of the application of Section 8.4(a)(v)) exceed an amount equal to 1% of the Purchase Price, after which Seller will be responsible pursuant to Section 8.2 for amounts in excess of $750,000, provided that the limitations set forth in this clause (iv) shall not apply to Losses (A) for which Seller is required to indemnify Buyer Indemnitees pursuant to Sections 8.2(ii), 8.2(iii), 8.2(v) and 8.2(vi) or (B) incurred by a Buyer Indemnitee by reason of a breach of a representation or warranty contained in Sections 2.1.1, 2.1.3, 2.1.4(a), 2.1.13 or 2.1.17, and provided further, that solely for purposes of determining whether amounts recoverable hereunder exceed the amounts referred to in subparagraph (y) above of this clause (iv), amounts otherwise recoverable pursuant to Section 8.2(i) shall be calculated without regard to materiality and Material Adverse Effect qualifications contained in the representations and warranties in Section 2.1 (other than to the extent such qualifications relate to items or matters to be listed on a Schedule hereto).

                  (v) Seller shall have no liability under Section 8.2(vi) until the aggregate amount of Losses which are otherwise recoverable under Section 8.2(vi) by Buyer Indemnitees exceed an amount equal to $500,000; after which Seller will be responsible pursuant to Section 8.2(vi) for amounts in excess of such threshold.

                  (vi) Without limitation of the provisions of Sections 8.6 and
8.7 below, at the election of Seller, Buyer Indemnitees shall offset amounts owing under Section 8.2 against the principal amount of and accrued interest on the Note (as shall be specified by Seller) and upon any such election Buyer Indemnitees will have no other recourse to Seller for such amounts that Seller has elected to offset.

                  (vii) It is understood and agreed that Buyer and the Companies shall, following the Closing, and subject to Sections 8.6 and 8.7, be permitted to undertake any communication with or make any notice to any Person (including Governmental Authorities) that is in Buyer's reasonable judgment required by applicable Environmental Requirements (including for this purpose those enacted after the Closing Date), and that such communications and notices shall not limit or diminish Seller's obligations pursuant to Sections 8.2(iii) and (iv) and Section 8.2(i) (in respect of a breach of a representation and warranty contained in Section 2.1.14). Notwithstanding any other provision of this Agreement, (x) in the event that Buyer, the Companies or their Affiliates undertake any communication with or make any notice to any Person (including Governmental Authorities) not reasonably required by applicable Environmental Requirements that could reasonably be expected to result in or prompt Losses for which indemnification would otherwise be available pursuant to Sections 8.2(iii) and (iv) and Section 8.2(i) (in respect of a breach of a representation and warranty contained in Section 2.1.14), Seller shall not be responsible (and shall not indemnify Buyer Indemnitees for) any such Losses, provided that in the event Buyer determines that the Companies have prior to Closing violated TSCA and that Seller would be required to indemnify Buyer Indemnitees pursuant to

Section 8.2(iv) for such violation, it will give Seller written notice of such violation and at the election of Seller (A) Buyer will voluntarily report such violation to appropriate Governmental Authorities or (B) Buyer will not so report such violation, in which case (only upon an election pursuant to this clause (B)) Seller's obligation to indemnify Buyer Indemnitees pursuant to
Section 8.2(iv) in respect of such violation will continue without regard to the time limits provided in Section 8.1 and (y) Seller shall have no liability under
Section 8.2(iv) and Section 8.2(i) (in respect of a breach of a representation and warranty contained in Section 2.1.14) for Losses to the extent occurring as a result of or triggered by (A) the closure or demolition after the Closing of any part of any facility of a Company, or (B) environmental testing conducted in connection with or as a result of the sale or other disposition after the Closing of such a facility or any Real Property or any Company.

                  (viii) Seller agrees that its obligations to Buyer Indemnitees under Section 8.2 will survive a change in control of Buyer or the Companies or the sale or other transfer by the Companies of any Real Property or facility of the Companies (which facility was held by a Company on the Closing Date). Buyer covenants that it and the Companies will not directly or indirectly sell or otherwise transfer any interest in any Real Property or facility of a Company (which facility was held by a Company on the Closing Date) unless the purchaser or transferee agrees by instrument in form and substance satisfactory to Seller
(x) that notwithstanding any right or remedy such purchaser or transferee may have under applicable Legal Requirements or otherwise, Seller and its Affiliates shall have no liability to such purchaser or transferee (or its Affiliates) in respect of any contamination of such Real Property or facility with Hazardous Materials, the existence, storage or presence of Hazardous Materials in, on or under such facility or the buildings, structures and all other improvements on any portion of such Real Property or the emission, disposal, deposit, release or discharge of Hazardous Materials (whether on or off such Real Property or facility) and (y) that such purchaser or transferee shall comply with the requirements of this sentence as if it were Buyer, provided that this sentence shall not limit the rights of the Buyer Indemnitees to make claims for indemnification under Section 8.2 in respect of claims made against them by any such purchaser or transferee. Buyer hereby consents to the execution by the Companies of an instrument pursuant to which they agree to abide by the provisions of the preceding sentence as if they were Buyer.

                  (ix) Any controversy or claim regarding Seller's obligations under Section 8.2(iii), or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction hereof. The arbitration shall be conducted in Washington, D.C. The judgment of the arbitrator(s) shall be binding upon the Seller Indemnitees and Buyer Indemnitees. In the event of any dispute as to the indemnification obligations of a party under Article VIII, the parties shall in good faith endeavor to resolve such dispute without resort to arbitration or litigation for a period of thirty days, after which they shall be free to resort to arbitration or litigation, provided that (x) this sentence shall not prohibit a party from taking any action (including the commencement of arbitration or litigation) it in its sole discretion deems advisable to protect or preserve its rights and (y) such 30 day period shall commence with the first communication regarding such dispute and shall continue regardless of whether the parties are actually communicating during such period.

                  (x) Except as provided in Section 4.14, Seller will have no responsibility for Losses resulting from the voluntary or involuntary termination of employment of an officer or employee of the Companies at or following the Closing.

                  (xi) Buyer agrees that in the event indemnification is available under the Darworth Agreement or Magic Seal Agreement for Losses for which indemnification would otherwise be available to Buyer Indemnitees from Seller under Section 8.2, Buyer Indemnitees will first endeavor to obtain indemnification under the Darworth Agreement or Magic Seal Agreement, as the case may be, and Seller will be required to indemnify Buyer Indemnitees for such Losses only if indemnification under the Darworth Agreement or Magic Seal Agreement, as the case may be, cannot be obtained.

                  (xii) Seller's obligation to indemnify Buyer Indemnitees pursuant to Section 8.2 for Specified Items shall not exceed $200,000.

            (b) Buyer agrees that the rights of Buyer Indemnitees under Sections 8.2(iii) and (iv) and under Section 8.2(i) for breaches of representation and warranties contained in Section 2.1.14 are the exclusive remedies of Buyer, the Companies and their Affiliates against Seller and its Affiliates (and their stockholders, officers, managers, directors, employees and agents) for or with respect to Losses based upon, resulting from or arising out of (w) the treatment, emission, deposit, release, discharge, storage or disposal by the Company of Hazardous Materials prior to the Closing Date, (x) the contamination of the Real Property or any other real property, (y) any noncompliance by or liability of the Companies or its stockholders, officers, managers, directors, employees and agents with or under Environmental Requirements (for purposes of this paragraph (b) only, as the same are in effect at, prior to or following the

Closing) and (z) the matters set forth on Schedules 2.1.14 and 8.2.

      8.5 Payment; Insurance. Any payment pursuant to this Article VIII will be deemed an adjustment in the Purchase Price. Each of Buyer and Seller agree that, unless the other party shall otherwise direct in writing, it will (and cause its Affiliates to) use commercially reasonable efforts to recover amounts under insurance policies to the extent such recoveries would reduce amounts required to be paid by the other party pursuant to Section 8.3 or 8.2, as the case may be.

      8.6 Procedure. Except as and to the extent provided in Section 8.7, any claim for indemnification under Section 8.2 or Section 8.3 will be made in accordance with this Section 8.6. In the case of any claim for indemnification arising from a claim or demand of a third Person (a "Third-Party Claim"), an Indemnified Party will give prompt written notice, in no event more than thirty
(30) days following such Indemnified Party's receipt of such claim or demand, or such shorter period as is required to ensure that the Indemnifying Party has a reasonable period of time to respond to such claim or demand, to the Indemnifying Party describing in reasonable detail the basis of such claim or demand as to which it may request indemnification hereunder, provided that the failure to notify or delay in notifying an Indemnifying Party as provided in this sentence or the next sentence will not relieve the Indemnifying Party of its obligations pursuant to Sections 8.2 or 8.3 above, as applicable, except to the extent that such failure materially harms the Indemnifying Party (it being understood that any claim for indemnity pursuant to Sections 8.2 or 8.3 above must be made by notice given as provided in this sentence or the next sentence within the applicable survival period specified in Section 8.1 above). Any other claim for indemnification will be made as promptly as practicable after the time the Indemnified Party becomes aware of the facts forming the basis of such claim. The Indemnifying Party will have the right to defend and to direct the defense against and management and settlement of any such claim or demand, in its name or in the name of the Indemnified Party, as appropriate at the expense of the Indemnifying Party and with counsel or other representatives selected by the Indemnifying Party, provided that the Indemnifying Party may not settle or compromise any such claim or demand without the consent of the Indemnified Party (which consent may not be unreasonably withheld) if injunctive or other equitable relief would be imposed against the Indemnified Party as a result thereof. Notwithstanding the foregoing, the Indemnifying Party will not be entitled to assume control of the defense of any such claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party in accordance with this Article VIII, if a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim. The Indemnified Party will cooperate with the Indemnifying Party and make available its officers and employees and records (and those of its Affiliates), and the Indemnifying Party agrees to promptly provide the Indemnified Party with such information as to the defense of any such claim or demand as the Indemnified Party shall reasonably request. The Indemnified Party will have the right to participate in (but not control) the defense of any claim or demand with counsel of its choice employed by it at the expense of the Indemnified Party. The Indemnifying Party will have no indemnification obligations with respect to any such claim or demand which is settled by the Indemnified Party without the prior written consent of the Indemnifying Party.

      8.7 Special Indemnification Procedures for Environmental Matters.

            (a) Notwithstanding anything in this Agreement to the contrary, the indemnification procedures in this Section 8.7 shall apply to any claim for indemnification arising: (i) under Sections 8.2(iii) or 8.2(iv) of this Agreement or (ii) with respect to any asserted breach of the representations and warranties set forth in Section 2.1.14 of this Agreement.

            (b) (i) Any claim for indemnification shall also be governed by the procedures set forth in Section 8.6 hereof, it being understood that any inconsistencies between Section 8.6 and this Section 8.7 shall be resolved in favor on the provisions set forth in this Section 8.7.

                  (ii) (1) Upon assertion by a Buyer Indemnitee of a claim hereunder, Seller shall be entitled to assume Principal Management of all or a reasonably segregable portion of such claim. To assume Principal Management, Seller must notify Buyer within forty-five (45) days of said notice that it intends to assume Principal Management of all or part of such claim. In the event Seller elects not to undertake Principal Management of all or a portion a claim, Buyer shall assume Principal Management of such claim or the remaining portion thereof. Notwithstanding the foregoing, Principal Management of the matters set forth on Schedule 8.2 shall be as set forth on Schedule 8.2.

                        (2) The party not exercising Principal Management with respect to a particular claim (or portion thereof) shall be entitled, at its sole cost and expense, to reasonably participate in (but not control) the management of such matter. Such participation shall include, without limitation:
(i) the right to receive copies of all reports, workplans and analytical data submitted to governmental agencies, all notices or other letters or documents received from governmental agencies, any other documentation and correspondence materially bearing on the claim, and notices of material meetings; (ii) the opportunity to attend such material meetings; and (iii) the right of reasonable consultation with the party exercising Principal Management.

                        (3) In the event it undertakes Principal Management of any matter, Seller shall, upon reasonable notice to Buyer, have reasonable access to the relevant subject facility of Buyer (or the Companies). Seller shall use reasonable efforts to undertake all activities that it conducts or coordinates hereunder in a manner that does not unreasonably interfere with the day-to-day operation of such facility of Buyer (or the Companies).

                        (4) The party undertaking Principal Management hereunder for any matter shall manage the matter in good faith and in a responsible manner, and any activities conducted in connection therewith shall be undertaken using commercially reasonable efforts in accordance in all material respects with all Legal Requirements (except as may be authorized by a Governmental Authority with jurisdiction over the matter), subject to the schedules and approvals required by the applicable Governmental Authority. The parties agree to reasonably cooperate with one another in connection with addressing any matter hereunder.

                        (5) Any Remedial Action covered hereunder shall be deemed to have been adequately completed to the extent that it attains compliance with Environmental Laws, including without limitation all action levels or cleanup standards promulgated thereunder, and any lawful order or directive of an appropriate judicial, administrative or governmental body, except as may be authorized by a judicial, administrative or governmental body or authority with jurisdiction over such matter.

      8.8 Further Limitations on Indemnification.

            (a) The rights of the parties under Sections 8.2 and 8.3 (and under

Section 10.10 and Article IX) will be the exclusive remedy of the parties with respect to breaches of representations, warranties, covenants or agreements contained in or made pursuant to this Agreement. Buyer, on behalf of itself and its Affiliates (and, from and after the Closing, the Companies) (and their shareholders, managers, officers, directors, employees and agents), hereby (i) waives and releases Seller and its Affiliates (and their shareholders, managers, officers, directors, employees and agents) from any statutory or other rights of contribution or indemnity (except as set forth in Section 8.2 and Section 9.1) with respect to Seller's ownership of the Shares or operation of, or otherwise relating to, the Companies and their business, and (ii) waives and releases all rights of subrogation with respect to claims relating thereto. Buyer consents to the execution by the Companies of an instrument by which they agree to be bound by the provisions of (and waives and releases those matters specified in) this
Section 8.8(a) and releases all claims they may have against officers and directors of the Companies with respect to periods prior to Closing.

            (b) In the event that an Indemnifying Party is obligated to indemnify an Indemnified Party pursuant to this Article VIII, the Indemnifying Party will, upon payment of such indemnity, be subrogated to all rights of the Indemnified Party with respect to claims to which such indemnification relates.

            (c) Notwithstanding anything to the contrary herein, this Article VIII shall have no application with respect to indemnification for Income Taxes, which shall be covered exclusively by Section 9.1. This Article VIII shall, however, apply to indemnification for liabilities for Taxes other than Income Taxes.

                                   ARTICLE IX

                            TAX AND EMPLOYEE MATTERS

      9.1 Certain Tax Matters.

            (a) Seller will cause to be prepared and filed all consolidated, unitary, or combined Income Tax Returns of any group in which Seller or any of its Affiliates and the Companies are included (any such group being referred to herein as a "Seller Group") for all taxable periods of the Companies ending on or before the Closing Date. Seller will (i) cause the income of the Companies to be included in the Seller Group's consolidated federal Income Tax Returns for all taxable years of the Companies ending on or before the Closing Date and (ii) pay, and indemnify and hold harmless Buyer and its Affiliates from and against, on a Net After-Tax Basis, any Income Taxes imposed upon any Seller Group for any such taxable year; except, that Buyer will pay, and will indemnify and hold harmless Seller and its Affiliates from and against, any such Income Taxes imposed as a result of any action outside the ordinary course of business effected by Buyer or the Companies after the Closing on the Closing Date or as a result of any election pursuant to Section 338 of the Code (or any similar provision of foreign, state, or local law), other than any such election contemplated by Section 9.1(j). The income, deductions, and other Tax items of the Companies will be allocated between the period up to and including the Closing Date and the period beginning after the Closing Date by closing the Companies' books as of the end of the Closing Date.

            (b) Seller will cause to be prepared and filed all Income Tax Returns other than those subject to Section 9.1(a) required to be filed by the Companies for periods ending on or prior to the Closing Date ("Separate Returns"). Seller will pay, and will indemnify and hold harmless Buyer and its Affiliates from and against, on a Net After-Tax Basis, any

Income Taxes attributable to such Separate Returns; except, that Buyer will pay, and will indemnify and hold harmless Seller and its Affiliates from and against, any such Income Taxes imposed as a result of any action outside the ordinary course of business effected by Buyer or the Companies after the Closing on the Closing Date or as a result of any election pursuant to Section 338 of the Code (or any similar provision of foreign, state or local law), other than any such election contemplated by Section 9.1(j) for which Seller shall pay all such Taxes incurred as a result thereof.

            (c) Buyer will cause to be prepared and filed all Income Tax Returns required to be filed by the Companies for periods beginning before and ending after the Closing Date ("Straddle Periods"); provided, however, that drafts of any such Income Tax Returns shall be provided to Seller at least 30 days prior to filing, and such Income Tax Returns shall be subject to Seller's reasonable review and approval. Except as otherwise consented to by Seller, which consent shall not be unreasonably withheld, any such Income Tax Returns will be prepared on a basis consistent with the last Income Tax Returns filed by the Companies. Buyer will pay, and will indemnify and hold harmless Seller and its Affiliates from and against, on a Net After-Tax Basis, any Income Taxes imposed upon Seller or its Affiliates for any such taxable period; except that Seller will, within fifteen (15) days after the date on which the Straddle Period Income Tax Return is filed, cause to be computed and reimburse Buyer for, and will indemnify and hold harmless Buyer and its Affiliates from and against, on a Net After-Tax Basis, the amount of Income Taxes attributable to the portion of the Straddle Period ending on the Closing Date, determined as if the books of the Companies were closed as of the Closing Date, other than any such Income Taxes imposed as a result of any action outside the ordinary course of business effected by Buyer or the Companies after the Closing on the Closing Date or as a result of any election pursuant to Section 338 of the Code (or any similar provision of foreign, state or local law), other than any such election contemplated by Section 9.1(j) for which Seller shall pay all such Taxes incurred as a result thereof. Any estimated Taxes paid by the Companies with respect to any Straddle Period prior to the Closing shall be credited against Seller's liability pursuant to this Section 9.1(C), and, to the extent such estimated Taxes exceed such liability, Buyer shall cause the Companies to pay the excess to Seller within fifteen (15) days after filing the Straddle Period Income Tax Return.

            (d) Buyer shall be responsible for, and shall indemnify and hold harmless Seller and its Affiliates from and against, on a Net After-Tax Basis, any Income Taxes of the Companies for periods beginning on or after the Closing Date.

            (e) Seller will be entitled to retain, or receive prompt payment from Buyer or the Companies of, any refund or credit of Income Taxes for which Seller is responsible pursuant to Section 9.1(a), (b) or (C), plus any interest received with respect thereto from the relevant taxing authorities. Buyer will, if Seller so requests and at Seller's expense, cause the Companies to promptly file for and obtain any refunds or credits to which Seller is entitled under this Section 9.1(e). Buyer will permit Seller to control (at Seller's expense) the prosecution of any such claim for refund and, when deemed appropriate by Seller, will cause the relevant entity to authorize by appropriate power of attorney such person as Seller may designate to represent such entity with respect to such refund claimed. For purposes of this Section 9.1(e), a party will be deemed to have made prompt payment of a refund or credit if such payment is made within ten (10) days of the receipt by such party of such refund or of the use by such party of such credit.

            (f) Buyer will promptly notify Seller in writing upon receipt by Buyer or any of its Affiliates (including the Companies) of notice of any pending or threatened audit or assessment with respect to Income Taxes for which Seller would be required to pay or indemnify Buyer or any of its Affiliates pursuant to Sections 9.1(a), 9.1(b) or 9.1(C). Seller will have the sole right, at its own expense, to represent the Seller Group's and the Companies' interest in any audit, administrative or court proceeding relating to such Income Taxes for which Seller is solely responsible pursuant to Section 9.1(a) or (b), including, without limitation, the right to control, compromise and settle any such proceeding, and to decide whether any consents or waivers to extend applicable statutes of limitations will be granted, and to employ counsel of its choice at its expense. Seller will have the right to participate at its own expense in any audit, administrative or court proceeding relating to Straddle Periods, and neither Buyer nor the Companies will settle or compromise any such audit, administrative or court proceeding, or grant any consent or waiver to extend applicable statutes of limitations, without Seller's written consent (such consent not to be unreasonably withheld).

            (g) After the Closing Date, each of Buyer and Seller will provide the other (subject to reimbursement by the other party for any out-of-pocket expenses), with such assistance as may reasonably be requested by the other party in connection with the preparation of any return, report, or form with respect to Taxes or any administrative or judicial proceeding relating to liability for Taxes of the Companies or any affiliated, consolidated, combined or unitary group in which the Companies is included. Buyer further agrees to retain and provide Seller with access to all books and records relevant to the liability of the Company for Taxes for any periods prior to the Closing for at least five years after the Closing and to give Seller notice and an opportunity to receive such books or records prior to destroying or discarding any such books or records.

            (h) Buyer will be responsible for payment of, and will indemnify and hold the other party and its affiliates harmless from and against all documentary, stamp, transfer, sales, use, excise and similar Taxes imposed upon Seller, Buyer or the Companies by the United States or any jurisdiction or taxing authority within the United States, as a result of the transactions contemplated by this Agreement. Buyer will be responsible for preparing and timely filing (and Seller will cooperate with Buyer at Buyer's expense in preparing and filing) any forms required with respect to any such Taxes. Buyer will provide to Seller a true copy of each such return as filed and evidence of the timely filing thereof.

            (i) Any Tax sharing agreement between Seller or any of its Affiliates, on the one hand, and the Companies, on the other hand, is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year or a past year).

            (j) Seller and Buyer shall, if permitted to do so pursuant to applicable law and if Buyer so requests by written notice to Seller within ninety (90) days after Closing, join in making a timely election under Section 338(h)(10) of the Code and any similar joint election under state law with respect to the sale and purchase of the Mercer Shares and Evode Shares (but not the LCCNA Shares) pursuant to this Agreement, and each party shall provide to the other all necessary information to permit such elections to be made. Buyer and Seller shall take all actions necessary and appropriate (including filing such forms, returns, schedules and other documents as may be required) to effect and preserve such timely elections. In connection with any election under Section 338(h)(10), within one hundred eighty (180) days following the Closing Date, Buyer and Seller shall act together in good faith to determine and agree upon the "deemed sale price" to be allocated to each asset of Mercer and Evode (taking into account the allocation of the Purchase Price pursuant to Section 1.2 hereof) in accordance with Treasury Regulation Section 1.338(h)(10)-1(f) and the other regulations under
Section 338 of the Code. In the event that Buyer and Seller are unable to agree as to such allocations, the allocation shall be determined by an appraisal firm selected by Buyer and acceptable to Seller; the fees and expenses of such appraisal firm shall be shared equally by Buyer and Seller. Both Buyer and Seller shall report the tax consequences of the transactions contemplated by this Agreement consistently with such allocations (as agreed upon or determined by the appraisal firm) and shall not take any position inconsistent with such allocations in any Tax Return or otherwise.

      9.2 Employee Matters.

            (a) Except as expressly provided otherwise in Sections 9.2(d) and
(e), effective as of the Closing, Seller and the Companies shall take all appropriate action to cause each Company to withdraw from and cease to be a participating employer in, and employees of the Companies to cease to be active participants in, each Benefit Plan, other than Company Benefit Plans ("Seller Benefit Plans"), and thereafter no additional benefits shall be accrued under any Seller Benefit Plan for such employees.

            (b) Buyer agrees (i) to continue the employment immediately after the Closing of each person who is an employee of a Company as of the Closing, whether or not then actively at work, ("Continuing Employee"), (ii) to provide each Continuing Employee with compensation and employee benefits as of the Closing on substantially the same terms as provided to such employees prior to the Closing (subject to the terms of any applicable collective bargaining agreement), and (iii) to credit the service of each Continuing Employee with the Companies or any affiliate of the Companies before the Closing Date as service with Buyer and its affiliates for all purposes, other than for benefit accrual under a defined benefit plan, as defined in Section 3(35) of ERISA, under all compensation and benefit plans maintained by Buyer (and/or any of its affiliates) for any Continuing Employee after the Closing. Nothing in the preceding sentence shall require Buyer to continue the employment of any employee or continue any level of compensation or employee benefits for any period of time after the Closing. Buyer further agrees to continue the Companies' bonus and incentive plans in effect through the end of the calendar year in which the Closing occurs and to pay eligible participants all amounts earned pursuant to such plans during the calendar year in which the Closing occurs.

            (c) Buyer agrees to honor the terms of any collective bargaining agreement covering employees of any of the Companies and to continue to provide any compensation or employee benefits required to be provided under the terms of any such collective bargaining agreement.

            (d) Seller shall continue to provide coverage under its group health plan to Continuing Employees and their covered dependents from the Closing Date until the earlier of (i) December 31, 1997, or (ii) the date as of which Buyer establishes a group health plan for Continuing Employees and their covered dependents (the "Coverage Termination Date"). Buyer agrees to reimburse Seller for the cost of all benefit claims, insurance premiums and administrative expenses (including, without limitation, (i) third party administrative charges and (ii) an amount equal to 5.0% of all benefit claims as reimbursement for Seller's internal administrative expenses) attributable to such coverage. Such reimbursement shall be made within 5 business days after demand by Seller, which demand shall not be made more frequently than monthly. Buyer understands and agrees that, unless agreed to in writing by Seller, such continued coverage under Seller's group health plan shall be provided only with respect to benefit claims properly submitted by Continuing Employees through the Coverage Termination Date in accordance with the claims procedures under Seller's group health plan and not with respect to any benefit claims submitted after the Coverage Termination Date (whether or not such claims were incurred prior to the Coverage Termination Date).

            (e) Buyer agrees (i) to establish or maintain a group health plan for Continuing Employees which shall be effective no later than January 1, 1998 and shall cover all Continuing Employees and dependents who immediately prior to the Closing are covered under a group health plan maintained by Seller or any of its affiliates ("Seller's Group Health Plan") (subject to the terms of any applicable collective bargaining agreement), (ii) to waive any waiting period or any limitation or exclusion regarding pre-existing conditions under Buyer's group health plan to the extent a Continuing Employee or dependent had satisfied any such waiting period or limitation or exclusion under Seller's Group Health Plan, and (iii) to credit any covered expenses incurred by Continuing Employees or their dependents under Seller's Group Health Plan during the plan year of Buyer's group health plan which includes the Closing towards any deductibles and limits under Buyer's group health plan.

            (f) Effective as of the Closing Date, all Continuing Employees shall be 100% vested in their account balances under the Laporte Inc. Money Purchase Pension Plan and the Profit Sharing/401(k) Plan for Employees of Laporte Inc. (the "Laporte Qualified Plans"). Effective as of the Closing Date, Buyer shall establish or maintain one or more tax-qualified defined contribution plan(s) for Continuing Employees ("Buyer's Qualified Plan"). With respect to each Buyer's Qualified Plan, Buyer shall deliver to Seller as soon as practicable, but in no event later than ninety (90) days after Closing (i) a copy of the plan document; (ii) a copy of the trust agreement; and (iii) either (A) a copy of a favorable IRS determination letter issued with respect to the plan, and an opinion from Buyer's legal counsel reasonably acceptable to Seller that to its knowledge nothing has changed since the date of such letter which would adversely affect its validity, or (B) an opinion from Buyer's legal counsel reasonably acceptable to Seller that the plan is intended to comply with the applicable qualification requirements of Section 401(a) of the Code, that Seller will submit the plan to the IRS for a determination letter within the remedial amendment period under
Section 401(b) of the Code and that Buyer will take all necessary action to obtain a favorable determination letter from the IRS. Seller shall deliver to Buyer as soon as practicable, but in no event later than ninety (90) days after the Closing, copies of favorable IRS determination letters issued with respect to the Laporte Qualified Plans. As soon as practicable after delivery of the documents contemplated by the two preceding sentences, Seller shall cause the trustee of the Laporte Qualified Plans to transfer the account balances of Continuing Employees under the Laporte Qualified Plans to the trustee of Buyer's Qualified Plan(s). Such transfer shall be made in cash, promissory notes representing outstanding loans to participants and such other property as may be acceptable to Seller and Buyer. The amount of such transfer shall be calculated as of the most recent valuation date under the Laporte Qualified Plans (which shall not be more than three (3) business days prior to the date of transfer). Both Seller and Buyer will file any IRS Form 5310A that is required with respect to such transfer at least thirty (30) days prior to the transfer. Following the transfer of such account balances, Buyer and Buyer's Qualified Plans shall be responsible for all benefits attributable to such account balances, and Seller and the Laporte Qualified Plans shall cease to have any liability for such benefits.

            (g) Seller shall be responsible for any continuation of group health coverage required under Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any employee of a Company or any "qualified beneficiary" (as defined in Section 4980B of the Code) of any such employee who incurs a "qualifying event" (as defined in Section 4980B of the Code) prior to the Closing. Buyer shall be responsible for any continuation of group health coverage required under Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any employee of a Company or any "qualified beneficiary" (as defined in Section 4980B of the Code) of any such employee who incurs a "qualifying event" (as defined in Section 4980B of the Code) on or after the Closing.

            (h) Seller shall be responsible for all claims incurred prior to the Closing under any Seller Benefit Plan, and Buyer shall be responsible for any claim incurred (whether before or after the Closing) under any Company Benefit Plan or any employee benefit plan maintained by Buyer. For this purpose, a medical claim shall be deemed incurred when the services giving rise to the claim are provided. Seller agrees that it will be responsible for any obligation to provide long-term disability benefits to any Continuing Employee who is not actively at work at the Closing due to an injury or illness incurred prior to Closing but has not qualified for long-term disability benefits under Seller's long-term disability plan as of the

Closing because the employee has not satisfied the applicable elimination period.

                                    ARTICLE X

                                  MISCELLANEOUS

      10.1 Expenses. The fees and expenses (including the fees of any lawyers, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated will be paid by Buyer with respect to Buyer and will be paid by Seller with respect to Seller.

      10.2 Headings. The section headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. References to Sections, unless otherwise indicated, are references to Sections hereof.

      10.3 Notices. Any notice or other communication required or permitted to be given hereunder will be in writing and will be mailed by prepaid registered or certified mail, timely deposited with an overnight courier such as Federal Express, or delivered against receipt (including by facsimile transmission), as follows:

            (a)   In the case of Seller, to:

                  Thomas Riordan, Esq.
                  Laporte Inc.
                  22 Chambers Street
                  Princeton, New Jersey 08542
                  Telecopy: (609) 430-1524
                  with a copy (which shall not constitute notice to Seller) to:

                  James Modlin, Esq.
                  Hughes Hubbard & Reed LLP
                  One Battery Park Plaza
                  New York, New York  10004
                  Telecopy:  (212) 422-4726

            (b)   In the case of Buyer, to:

                  Robert Covalt
                  Sovereign Specialty Chemicals, L.P.
                  225 W. Washington Street, Suite 2200
                  Chicago, Illinois 60606
                  Telecopy: (312) 419-7151

                  with copies (which shall not constitute notice to Seller) to:

                  Carol Bramson and Eric Larson
                  First Chicago Equity Capital
                  Three First National Plaza, Suite 1210
                  Chicago, Illinois 60670-0610
                  Telecopy: (312) 732-7483

                  and

                  Christopher J. Hagan, Esq.
                  Davis, Graham & Stubbs LLP
                  1314 Nineteenth Street, N.W.
                  Washington, DC 20036
                  Telecopy: (202) 293-4794

or to such other address as the party may have furnished in writing in accordance with the provisions of this Section. Any notice or other communication shall be deemed to have been given, made and received upon receipt; provided, that any notice or communication that is received other than during regular business hours of the recipient shall be deemed to have been given at the opening of business on the next business day of the recipient. Either party may change the address to which notices are to be addressed by giving the other party notice in the manner herein set forth.

      10.4 Assignment. This Agreement and all provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and the provisions of the second sentence of
Section 8.8(a) will inure to the benefit of the Persons referred to therein; provided, however, that neither this Agreement nor any right, interest, or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party, except that Buyer may assign any right hereunder, in whole or in part, to any wholly-owned subsidiary or subsidiaries of Buyer that agrees (without limitation of Buyer's obligations and liabilities hereunder) pursuant to an instrument in form and substance reasonably satisfactory to Seller to be bound by and responsible for Buyer's obligations and liabilities hereunder jointly and severally with Buyer (which instrument will also, among other things, contain representations and warranties as to such subsidiary comparable to those made as to Buyer in Article III) and Buyer may make an assignment of its rights hereunder as collateral pursuant to an instrument in form and substance reasonably satisfactory to Seller to any lender financing a portion of the Purchase Price; and provided, further that no party hereto or successor or assignee has the ability to subrogate any other Person to any right or obligation under this Agreement.

      10.5 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) embody the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior written or oral commitments, arrangements or understandings with respect hereto (other than the Confidentiality Agreement, which will terminate at the Closing but survive any termination hereof).

      10.6 Amendment; Waiver. (a) This Agreement may only be amended or modified in writing signed by the party against whom enforcement of any such amendment or modification is sought.

            (b) No breach of any covenant, agreement, representation or warranty made herein shall be deemed waived unless expressly waived in writing by the party who might assert such breach. The waiver by any party hereto of a breach of any term or provision of this Agreement will not be construed as a waiver of any subsequent breach.

      10.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and each of which will be deemed an original.

      10.8 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT AND PERFORMANCE.

      10.9 Severability. If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and Seller and Buyer will use their reasonable efforts to substitute one or more valid, legal and enforceable provisions which insofar as practicable implement the purposes and intent hereof. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

      10.10 Specific Performance. Buyer and Seller recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, any non-breaching party will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages.

      10.11 Consent to Jurisdiction. Buyer and Seller hereby submit to the non-exclusive jurisdiction of the courts of general jurisdiction of the State of New York and the federal courts of the United States of America, located in the City of New York, solely in respect of the interpretation and enforcement of the provisions of this Agreement and the Note and any related agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and the Note and any related agreement, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement, the Note and any related agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon Buyer or Seller by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 10.3 hereof.

      10.12 Third Person Beneficiaries. Except as set forth in the second sentence of Section 8.8(a), this Agreement is not intended to confer upon any other Person any rights or remedies hereunder. Each of Buyer and Seller may assert the rights of Buyer Indemnitees and Seller Indemnitees, respectively, pursuant to Article VIII hereof.

      10.13 Representations and Warranties; Schedules. Neither the specification of any dollar amount in the representations and warranties set forth in Article II nor the indemnification provisions of Article VIII or IX nor the inclusion of any items in any Schedule to this Agreement will be deemed to constitute an admission by Seller or Buyer, or otherwise imply, that any such amounts or the items so included are material for the purposes of this Agreement or are required to be set forth on any Schedule. All documents or information disclosed in any Schedule to this Agreement are intended to be disclosed for all purposes under this Agreement and will also be deemed to be incorporated by reference in each of the other Schedules to this Agreement to which they may be relevant.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    LAPORTE INC.



                                    By:   /s/ Thomas J. Riordan
                                          --------------------------------------
                                          Name:  Thomas J. Riordan
                                          Title:  Vice President



                                    SOVEREIGN SPECIALTY CHEMICALS, L.P.

                                    By:   Sovereign Chemicals Corporation, its
                                          general partner


                                    By:   /s/ Robert B. Covalt
                                          --------------------------------------
                                          Name:  Robert B. Covalt
                                          Title:  Chairman, President and CEO

                                    EXHIBIT A

                               Certain Definitions

      "Administrative Assets" shall mean assets and properties utilized by Seller and its Affiliates (other than the Companies) in providing administrative, accounting, book and record keeping, tax, financial, insurance and other like services to the Companies.

      "Affiliate" shall mean, with respect to a Person at any time, another Person, now or hereafter, directly or indirectly, through one or more intermediaries, controlled by, under common control with or which controls, the Person specified at such time, provided that the Companies shall not be deemed to be Affiliates of Seller.

      "Agreement" shall mean this Stock Purchase Agreement.

      "Approval" shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval or other action of, or any filing, registration or qualification with, any Governmental Authority.

      "Audited Balance Sheet" shall have the meaning specified in Section 4.13.

      "Audited Income Statement" shall have the meaning specified in Section
4.13.

      "Balance Sheet" shall have the meaning specified in Section 2.1.5.

      "Benefit Plans" shall have the meaning specified in Section 2.1.13.

      "Business" shall mean the business of the Companies as conducted immediately prior to the Closing.

      "Buyer" shall have the meaning specified in the Recitals.

      "Buyer Indemnitee" shall have the meaning specified in Section 8.2.

      "Buyer's Qualified Plans" shall have the meaning specified in Section 9.2(f).

      "Cash Management Agreement" shall mean the Agreement dated June 1, 1995, between Laporte Inc. and The Chase Manhattan Bank, N.A.

      "Closing" shall have the meaning specified in Section 1.3.

      "Closing Date" shall have the meaning specified in Section 1.3.

      "Closing Working Capital" shall mean an amount equal to (i) current assets (excluding cash and equivalents, intercompany indebtedness (other than trade receivables), prepayments of any Taxes for which Seller is liable pursuant to
Section 9.1, and prepaid premiums for insurance maintained for the Companies by Seller and its Affiliates), in each case, as of the Closing Date, minus (ii) current liabilities (excluding intercompany indebtedness (other than intercompany trade payables), premiums payable for insurance maintained for the Companies by Seller and its Affiliates, accruals on account of Stay-On Bonuses, and Taxes for which Seller is liable pursuant to Section 9.1), in each case, as of the Closing Date, plus (iii) the amount of Retained Cash Balances, in each case (x) calculated in accordance with GAAP applied on a basis consistent with the application of accounting principles in the preparation of the Company Financial Statements and (y) determined without regard to Excluded Items (provided that the Excluded Item described in clause (viii) of the definition thereof will not be disregarded to the extent that as a result thereof Closing Working Capital would exceed $14,115,000).

      "COBRA" shall have the meaning specified in Section 2.1.13(C).

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Company" shall mean LCCNA, Mercer and Evode, individually, and "Companies" shall mean such corporations, collectively, in each case without regard to the Tamms Division and all facts and circumstances relating to the Tamms Division.

      "Company Agreement" shall have the meaning specified in Section 2.1.11.

      "Company Benefit Plan" shall have the meaning specified in Section 2.1.13(a).

      "Company Financial Statements" shall have the meaning specified in Section 2.1.5.

      "Concentration Accounts" shall mean the Concentration Accounts maintained for the Companies under the Cash Management Agreement.

      "Confidentiality Agreement" shall have the meaning specified in Section
4.1.

      "Consent" shall mean any consent or approval of, or notice, declaration, report or statement filed with or submitted to, any Person (other than an Approval).

      "Consultant" shall have the meaning specified in Section 4.1(C).

      "Continuing Employees" shall have the meaning specified in Section 9.2(b).

      "Control Disbursement Accounts" shall mean the Control Disbursement Accounts maintained for the Companies under the Cash Management Account.

      "Coverage Replacement Date" shall have the meaning specified in Section
9.2.

      "Coverage Termination Date" shall have the meaning specified in Section 9.2(d).

      "Darworth Agreement" shall mean the Asset Purchase Agreement dated as of September 29, 1995 between LCCNA and Ensign-Bickford Industries, Inc.

      "DOJ" shall have the meaning specified in Section 4.8.

      "Environmental Requirements" shall mean any Environmental Laws and all Permits issued under Environmental Laws.

      "Environmental Laws" shall mean any Legal Requirements in effect on the date of this Agreement relating to the protection of the environment from pollution or regulating or relating to the emission, discharge, disposal, treatment, transportation, storage, release or threatened release of Hazardous Materials into the environment, including ambient air, surface water, ground water, land surface or subsurface strata.

      "Environmental Survey" shall have the meaning specified in Section 4.1(C).

      "ERISA" shall have the meaning specified in Section 2.1.13.

      "Estimated Closing Statement" shall have the meaning specified in Section 1.5(a).

      "Estimated Purchase Price" shall have the meaning specified in Section 1.5(a).

      "Evode" shall have the meaning specified in the Recitals.

      "Evode Shares" shall mean all outstanding shares of capital stock of Evode, as set forth on Schedule 2.1.3.

      "Evode U.S.A." shall mean Evode U.S.A. Inc., a Delaware corporation.

      "Excess Liabilities" shall mean an amount (calculated without consideration of Excluded Items described in clauses (vi) and (vii) of the definition thereof) equal to (x) the stated amount of long-term liabilities (a) that were incurred outside the ordinary course of business of the Companies since December 31, 1996, (b) that are not reflected on and do not arise from matters reflected on the Schedules hereto or the Environmental Survey, (c) that are set forth on the EY Balance Sheet (without regard to the footnotes thereto),
(d) that are not set forth on the

Audited Balance Sheet and (e) as to which indemnification is not available pursuant to clauses (i) through (v) of Section 8.2 (determined for this purpose only without regard to Sections 8.1 and 8.4), minus (y) the stated amount of long-term liabilities that are set forth on the Audited Balance Sheet but are not set forth on the EY Balance Sheet, minus (z) the stated amount of assets (other than current assets) (a) that arose outside the ordinary course of business of the Companies since December 31, 1996, (b) that are set forth on the EY Balance Sheet (without regard to the footnotes thereto) and (C) that are not set forth on the Audited Balance Sheet.

      "Excluded Items" shall mean (i) deferred consideration (including payments on account of non-competition covenants and agreements) payable in connection with the acquisition of the Darworth Company Division of Ensign-Bickford Industries, Inc. and the Magic Seal business, (ii) deferred compensation payable to William and Leonard Longo and to John J. Kaziow, (iii) capital lease obligations in respect of Evode's facility at Greenville, South Carolina, (iv) amounts receivable from the lessor of Evode's Greenville facility in respect of the lessor's outstanding contribution towards certain environmental liabilities,
(v) accruals and reserves in respect of litigation with James Glessner, (vi) liabilities under or in respect of Environmental Requirements or otherwise described in clauses (w) through (z) of Section 8.4(b), (vii) obligations and liabilities under the Tamms Agreements and Tamms Charges and Specified Items and
(viii) reserves in respect of the price reduction granted Milliken in the letter dated February 26, 1997 from Evode to Milliken.

      "EY" shall have the meaning specified in Section 1.5(b).

      "Final Closing Statement" shall have the meaning specified in Section 1.5(b).

      "FTC" shall have the meaning specified in Section 4.8.

      "GAAP" shall mean United States generally accepted accounting principles as in effect at the relevant time, or during the relevant period, specified herein, applied on a consistent basis over the period indicated.

      "Government Filing" shall have the meaning specified in Section 2.1.4(b)(iv).

      "Governmental Authority" shall mean any foreign, Federal, State, county, city, town, village, municipal or other governmental department, commission, board, bureau, agency, authority or instrumentality.

      "GP" shall have the meaning specified in Section 3.2(a).

      "Hazardous Materials" means any pollutant, contaminant, toxic substance, hazardous substance, hazardous material, hazardous chemical or hazardous waste defined, listed, regulated or qualifying as such in (or for the purposes of) any Environmental Law and shall include, but not be limited to, petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature or pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute), any radioactive material, including but not limited to any source, special nuclear or any product material as defined at 42 U.S.C. Sections 2011, et seq., as amended or hereafter amended, polychlorinated biphenyls and asbestos.

      "HSR Act" shall have the meaning specified in Section 4.8.

      "Income Taxes" shall mean any Taxes in the nature of income or franchise taxes.

      "Income Tax Return" shall mean any Tax Return relating to Income Taxes.

      "Indemnified Party" shall mean Buyer Indemnities or Seller Indemnitees, as the case may be, seeking indemnification pursuant to Article VIII.

      "Indemnifying Party" shall have the meaning specified in Section 8.4(a)(iii).

      "Intellectual Property" shall have the meaning specified in Section 2.1.16(a).

      "Investigation" shall have the meaning specified in Section 4.1(C).

      "knowledge" with respect to Buyer or Seller means actual knowledge of any person who is a director or executive officer of such party on the date of this Agreement.

      "KPMG Letter" shall mean the letter from KPMG Audit plc to Laporte plc (with its Appendix I) and the memo from Andy Savage to Jim Modlin attached to
Schedule 2.1.5.

      "KPMG Reports" shall mean the reports of KPMG Audit plc dated March 26, 1997 in respect of LCCNA, Evode and Mercer.

      "Laporte Qualified Plans" shall have the meaning specified in Section 9.2(f).

      "LCCNA" shall have the meaning specified in the Recitals.

      "LCCNA Shares" shall mean outstanding shares of capital stock of LCCNA, as set forth on Schedule 2.1.3.

      "Leased Property" means the real property leased by the Company pursuant to the Leases.

      "Legal Requirements" shall have the meaning specified in Section 2.1.9.

      "Liens" shall have the meaning specified in Section 2.1.3.

      "Losses" shall mean losses, liabilities, claims and reasonable expenses of defense thereof (including, without limitation (but subject to the penultimate sentence of Section 8.6), reasonable expenses of investigation and fees and disbursements of counsel), reduced by Losses to the extent recovered by the Buyer Indemnitee or Seller Indemnitee (or Affiliates thereof (including, in the case of Buyer Indemnitees, the Companies)) making the relevant claim for indemnification under insurance or otherwise.

      "Magic Seal Agreement" shall mean the Asset Purchase Agreement dated November 1, 1994 by and among LCCNA, Magic Seal Corporation, Callaway Systems, Inc., James F. Phelan and Richard E. Callaway.

      "Material Adverse Effect" means any material adverse change in or effect on the business or financial condition of the Companies taken as a whole.

      "Material Agreement" shall have the meaning specified in Section 2.1.11.

      "Mercer" shall have the meaning specified in the Recitals.

      "Mercer Shares" shall mean all outstanding shares of Mercer, as set forth on Schedule 2.1.3.

      "MS Technology" means confidential know-how, manufacturing and processing techniques and information (in whatever form stored or held) relating to the modified silicone polymer, developed by the entities listed on Exhibit C.

      "Net After-Tax Basis" means, with respect to the calculation of any indemnification payment owed to any party pursuant to the Agreement, calculation thereof in a manner taking into account any Taxes owing by the Indemnified Party or its Affiliates as a result of receipt or accrual of the indemnity payment and any savings in Taxes realized by the Indemnified Party or its Affiliates (including, in the case of Buyer or a Buyer Indemnitee, the Companies) as a result of the indemnified liability.

      "Note" shall have the meaning specified in Section 1.2.

      "Owned Property" shall have the meaning specified in Section 2.1.10(a).

      "Permit" shall mean any permit or authorization of the Companies issued by any Governmental Authority.

      "Person" means and includes an individual, corporation, partnership (limited or general), joint venture, association, trust, any other unincorporated organization or entity and a governmental entity or any department or agency thereto.

      "Preliminary EY Balance Sheet" shall have the meaning specified in Section 1.5(a).

      "Principal Management" means with respect to a claim or a reasonably segregable portion of a claim, the authority to direct the handing of such a claim (or portion thereof) and the subject matter of such claim (or portion thereof), including, without limitation, selection of consultants, contractors, experts or advisors; evaluation, selection and implementation of remedial measures; negotiations with or challenges to any governmental body and third parties; and the defense, settlement and management of such claim (or portion thereof) and all Third-Party Claims arising therefrom.

      "Property" shall have the meaning specified in Section 2.1.10(e).

      "Purchase Price" shall have the meaning specified in Section 1.2.

      "Real Property" means the Owned Property and the Leased Property, collectively.

      "Retained Cash Balances" means the balances of all cash, deposit, money market and the like accounts of the Companies (other than the Concentration Accounts and Control Disbursement Accounts) immediately following the Closing.

      "Remedial Action" shall mean any investigatory, remedial, cleanup, corrective or compliance action taken pursuant to Environmental Laws.

      "Rockwood" shall mean Rockwood Industries, Inc. a Delaware corporation.

      "Second Request" means a request for additional information or documentary material pursuant to 16 C.F.R. ss. 803.20.

      "Selected Accountants" shall have the meaning specified in Section 1.5(C).

      "Seller" shall have the meaning specified in the Recitals.

      "Seller Benefit Plans" shall have the meaning specified in Section 9.2(a).

      "Seller Group" shall have the meaning specified in Section 9.1(a).

      "Seller Group Health Plan" shall have the meaning specified in Section 9.2(e).

      "Seller Indemnitee" shall have the meaning specified in Section 8.3.

      "Separate Returns" shall have the meaning specified in Section 9.1(b).

      "Shares" shall mean the LCCNA Shares, Mercer Shares and Evode Shares, collectively.

      "Specified Items" shall mean (i) any upgrade of electrical systems at any of the Companies' sites and (ii) other than as set forth in item 1 under the heading "LCCNA, Mentor, Ohio" on Schedule 8.2, bringing UST's at LCCNA's Mentor site into compliance with present or future Legal Requirements.

      "Stay-On Bonus" shall mean all of the Companies' obligations, if any, under the agreements set forth on Exhibit D.

      "Straddle Periods" shall have the meaning specified in Section 9.1(C).

      "Supplies" shall have the meaning specified in Section 4.5.

      "Tamms Agreements" shall mean the Tamms Purchase Agreement and the agreements and instruments described in Section 5.2 thereof.

      "Tamms Charges" charges and expenses in connection with the discontinuation of operations conducted under the Tamms Agreements.
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      "Tamms Claims" shall mean Third-Party Claims asserted against Buyer
Indemnitees arising out of the operation of the Tamms Division prior to the Closing including without limitation those described on Exhibit E, but excluding all Third-Party Claims made for breach by a Company of a provision of a Tamms Agreement with respect to periods following the Closing.

      "Tamms Division" shall mean the assets and business sold to Tamms Acquisition Corporation pursuant to the Asset Purchase Agreement referred to in the definition of Tamms Agreements.

      "Tamms Purchase Agreement" shall mean the Asset Purchase Agreement dated March 4, 1997, among Seller, LCCNA and Tamms Acquisition Corporation.

      "Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments, and all estimated payments thereof, including but not limited to income, excise, license, severance, stamp, occupation, premium, profits, windfall, profits, customs duties, capital stock, employment, disability, registration, alternative or add-on minimum, property, sales, use, value added, environmental (including Taxes imposed under Section 59A of the Code), franchise, payroll, transfer, gross receipts, withholding, social security or similar unemployment taxes, and any other tax of any kind whatsoever, imposed by any federal, state, local or foreign governmental authority, including any interest, penalties and additions to tax relating to such taxes, charges, fees, levies or other assessments.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
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      "Third-Party Claim" shall have the meaning specified in Section 8.6.

      "Unaudited Financial Statements" shall have the meaning specified in
Section 2.1.5.